Exhibit 99.1

Upjohn

(A Business Unit of Pfizer Inc.)

Condensed Combined Financial Statements as of September 27, 2020

and for the Nine Months Ended September 27, 2020 and September 29, 2019

and Condensed Combined Balance Sheet as of December 31, 2019

and Independent Auditors’ Review Report

Independent Auditors’ Review Report

The Board of Directors of Pfizer Inc.:

Report on the Financial Statements

We have reviewed the condensed combined financial statements of Upjohn (a business unit of Pfizer Inc.), which comprise the condensed combined balance sheet as of September 27, 2020, and the related condensed combined statements of income, comprehensive income, equity, and cash flows for the nine-month periods ended September 27, 2020 and September 29, 2019.

Management’s Responsibility

The Company’s management is responsible for the preparation and fair presentation of the condensed financial information in accordance with U.S. generally accepted accounting principles; this responsibility includes the design, implementation, and maintenance of internal control sufficient to provide a reasonable basis for the preparation and fair presentation of interim financial information in accordance with U.S. generally accepted accounting principles.

Auditors’ Responsibility

Our responsibility is to conduct our reviews in accordance with auditing standards generally accepted in the United States of America applicable to reviews of interim financial information and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) (PCAOB). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America and in accordance with the auditing standards of the PCAOB, the objective of which is the expression of an opinion regarding the financial information. Accordingly, we do not express such an opinion.

Conclusion

Based on our reviews, we are not aware of any material modifications that should be made to the condensed combined financial information referred to above for it to be in accordance with U.S. generally accepted accounting principles.

Report on Condensed Balance Sheet as of December 31, 2019

We have previously audited, in accordance with auditing standards generally accepted in the United States of America and in accordance with the auditing standards of the PCAOB, the combined balance sheet as of December 31, 2019, and the related combined statements of income, comprehensive income, equity, and cash flows for the year then ended (not presented herein); and we expressed an unqualified audit opinion on those audited combined financial statements in our report dated March 20, 2020. In our opinion, the accompanying condensed combined balance sheet of Upjohn as of December 31, 2019 is consistent, in all material respects, with the audited combined financial statements from which it has been derived.

/s/ KPMG LLP

New York, New York

December 23, 2020

UPJOHN

(A Business Unit of Pfizer Inc.)

CONDENSED COMBINED STATEMENTS OF INCOME

(UNAUDITED)

	Nine Months Ended
(millions of dollars)	September 27, 2020	September 29, 2019
Revenues	$5,506	$8,087
Costs and expenses:
Cost of sales(a)	1,228	1,248
Selling, informational and administrative expenses(a)	1,238	1,619
Research and development expenses(a)	191	197
Amortization of intangible assets	109	112
Restructuring charges	18	27
Other (income)/deductions–net	372	106

Income before provision for taxes on income	2,350	4,778
Provision for taxes on income	269	319

Net income before allocation to noncontrolling interests	2,082	4,459
Less: Net income/(loss) attributable to noncontrolling interests	(1)	1

Net income attributable to Upjohn	$2,083	$4,458

(a)	Excludes amortization of intangible assets.

Amounts may not add due to rounding.

See Notes to Unaudited Condensed Combined Financial Statements, which are an integral part of these statements.

UPJOHN

(A Business Unit of Pfizer Inc.)

CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

	Nine Months Ended
(millions of dollars)	September 27, 2020	September 29, 2019
Net income before allocation to noncontrolling interests	$2,082	$4,459

Foreign currency translation adjustments	48	(6)

Benefit plans: actuarial gains/(losses), net	(72)	(33)
Reclassification adjustments related to amortization	12	10
Reclassification adjustments related to curtailments and settlements, net	22	14
Other(a)	(6)	(10)

	(44)	(19)

Benefit plans: prior service (costs)/credits and other, net	—	(1)
Reclassification adjustments related to amortization	(14)	(18)
Reclassification adjustments related to curtailments, net	—	(19)
Other(a)	1	2

	(13)	(36)

Other comprehensive income/(loss), before tax	(8)	(60)
Tax provision/(benefit) on other comprehensive income/(loss)(b)	(2)	(5)

Other comprehensive income/(loss) before allocation to noncontrolling interests	(6)	(55)

Comprehensive income before allocation to noncontrolling interests	2,076	4,404
Less: Comprehensive income/(loss) attributable to noncontrolling interests	(1)	—

Comprehensive income attributable to Upjohn	$2,077	$4,403

(a)	For the nine months ended September 27, 2020 and September 29, 2019, primarily relates to the impact of foreign exchange in the Upjohn sponsored pension plan in Japan.
(b)	See Note 5C. Tax Matters: Tax Provision/(Benefit) on Other Comprehensive Income/(Loss).

Amounts may not add due to rounding.

See Notes to Unaudited Condensed Combined Financial Statements, which are an integral part of these statements.

UPJOHN

(A Business Unit of Pfizer Inc.)

CONDENSED COMBINED BALANCE SHEETS

(millions of dollars)	September 27, 2020	December 31, 2019
	(Unaudited)
Assets
Cash and cash equivalents	$279	$184
Restricted short-term investments	11,413	—
Trade accounts receivable, less allowance for doubtful accounts: 2020—$34; 2019—$40	1,958	1,946
Inventories	1,212	1,155
Current tax assets	559	628
Other current assets	315	261

Total current assets	15,736	4,173
Property, plant and equipment, less accumulated depreciation: 2020—$1,830; 2019—$1,796	994	999
Identifiable intangible assets, less accumulated amortization	1,330	1,434
Goodwill	8,754	8,709
Noncurrent deferred tax assets and other noncurrent tax assets	652	651
Other noncurrent assets	487	399

Total assets	$27,954	$16,366

Liabilities and Equity
Short-term borrowings	$5	$—
Trade accounts payable	463	426
Income taxes payable	418	371
Accrued compensation and related items	311	335
Other current liabilities	1,889	2,125

Total current liabilities	3,085	3,257
Long-term debt	11,535	—
Pension benefit obligations, net	365	306
Postretirement benefit obligations, net	208	198
Noncurrent deferred tax liabilities	27	38
Other taxes payable	4,347	4,623
Other noncurrent liabilities	448	426

Total liabilities	20,015	8,849

Commitments and Contingencies
Business unit equity	8,653	8,224
Accumulated other comprehensive loss	(714)	(707)

Total equity	7,939	7,517

Total liabilities and equity	$27,954	$16,366

Amounts may not add due to rounding.

See Notes to Unaudited Condensed Combined Financial Statements, which are an integral part of these statements.

UPJOHN

(A Business Unit of Pfizer Inc.)

CONDENSED COMBINED STATEMENTS OF EQUITY

(UNAUDITED)

	Upjohn
(millions of dollars)	Business Unit Equity	Accumulated Other Comp. Income/(Loss)	Total Business Unit Equity	Equity Attributable to Noncontrolling Interests	Total Equity
Balance, December 31, 2019	$8,224	$(707)	$7,517	$—	$7,517
Net income/(loss)	2,083		2,083	(1)	2,082
Other comprehensive income/(loss), net of tax		(6)	(6)	1	(6)
Share-based payment transactions	50		50		50
Net transfers between Pfizer and noncontrolling interests				1	1
Net transfers––Pfizer(a)	(1,704)		(1,704)		(1,704)

Balance, September 27, 2020	$8,653	$(714)	$7,939	$—	$7,939

	Upjohn
(millions of dollars)	Business Unit Equity	Accumulated Other Comp. Income/ (Loss)	Total Business Unit Equity	Equity Attributable to Noncontrolling Interests	Total Equity
Balance, December 31, 2018	$7,653	$(660)	$6,992	$—	$6,992
Net income/(loss)	4,458		4,458	1	4,459
Other comprehensive income/(loss), net of tax		(55)	(55)	(1)	(55)
Share-based payment transactions	53		53		53
Net transfers between Pfizer and noncontrolling interests				—	—
Net transfers––Pfizer(a)	(3,593)		(3,593)		(3,593)

Balance, September 29, 2019	$8,571	$(715)	$7,856	$—	$7,856

(a)	See Note 15 for the major components of Net transfers––Pfizer.

Amounts may not add due to rounding.

See Notes to Unaudited Condensed Combined Financial Statements, which are an integral part of these statements.

UPJOHN

(A Business Unit of Pfizer Inc.)

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended
(millions of dollars)	September 27, 2020	September 29, 2019
Operating Activities
Net income before allocation to noncontrolling interests	$2,082	$4,459
Adjustments to reconcile net income before allocation to noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	238	236
Asset writeoffs and impairments	2	—
Currency translation loss on Euro notes	144	—
Tax Cuts and Jobs Act (TCJA) impact(a)	—	(64)
Deferred taxes	17	17
Share-based compensation expense	50	53
Benefit plan contributions in excess of expense/income	(14)	(71)
Other adjustments, net	13	(48)
Other changes in assets and liabilities	(585)	(763)

Net cash provided by operating activities	1,946	3,819

Investing Activities
Net (purchases of)/proceeds from redemptions/sales of short-term investments(b)	(11,413)	—
Purchases of property, plant and equipment	(55)	(58)
Acquisitions of intangible assets	(5)	—
Other investing activities, net	—	—

Net cash used in investing activities	(11,473)	(58)

Financing Activities
Utilization of bank overdraft facility(c)	5	—
Proceeds from issuance of long-term debt(b)	11,478	—
Long-term debt issuance costs paid(b)	(88)	—
Net financing activities with Pfizer	(1,775)	(3,605)

Net cash provided by/(used in) financing activities	9,620	(3,605)

Effect of exchange-rate changes on cash and cash equivalents	2	(3)

Net increase in cash and cash equivalents	95	154
Cash and cash equivalents, beginning	184	—

Cash and cash equivalents, end	$279	$154

Supplemental Cash Flow Information
Cash paid during the period for:
Income taxes	$519	$899
Interest	—	—

(a)

As a result of the enactment of the Tax Cuts and Jobs Act (TCJA) in December 2017, Provision for taxes on income for the nine months ended September 29, 2019 was favorably impacted by approximately $64 million, primarily as a result of additional guidance issued by the U.S. Department of Treasury.

(b)

Represents $11.4 billion of proceeds from the long-term debt issuances in the second quarter of 2020, which are included in Restricted short-term investments in the condensed combined balance sheet as of September 27, 2020. For additional information about the nature of the investments in Restricted short-term investments, see Note 7A. Financial Instruments: Fair Value Measurements. For additional information about long-term debt issuances and debt issuance costs, see Note 7C. Financial Instruments: Long-Term Debt.

(c)	See Note 7B. Financial Instruments: Short-Term Borrowings.

Amounts may not add due to rounding.

See Notes to Unaudited Condensed Combined Financial Statements, which are an integral part of these statements.

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Business Description and Basis of Presentation

A. Business Description

Upjohn (collectively, Upjohn, the Upjohn Business, the business, the company, we, us and our) was a business unit of Pfizer Inc. (Pfizer) until November 16, 2020. We are a global pharmaceutical company with a portfolio of well-established, primarily off-patent branded and generic medicines, including Lyrica, Lipitor, Norvasc, Celebrex and Viagra, as well as a U.S.-based generics platform, Greenstone. Our pharmaceutical products are used to treat non-communicable diseases (NCDs). We commercialize, manufacture and develop pharmaceutical products across a broad range of therapeutic areas, including cardiovascular, pain and neurology, psychiatry, urology and ophthalmology. The accompanying condensed combined financial statements include the accounts of all operations that comprise the Upjohn operations of Pfizer.

On January 23, 2020, Upjohn China entered into a definitive agreement to acquire Shanghai Minghui Pharmaceutical Co., Ltd. (Minghui) from Shanghai Pharmaceutical Co., Ltd., which is a state-owned enterprise in China. After the completion of a listing and bidding process, Upjohn agreed to acquire Minghui for 40 million renminbi (RMB) (approximately $5 million, net of cash acquired of approximately $1 million). In February 2020, Upjohn remitted the total purchase price to SUAEE, the institution managing the listing and bidding process. The closing conditions provided in the transaction documents have been met. Minghui obtained a new business license in April 2020 under which Upjohn Hong Kong is registered as the sole shareholder of Minghui. Minghui’s drug distribution license and good supply practices certification in China have also been updated to reflect such change in ownership. The acquisition of Minghui was accounted for by Upjohn as the acquisition of a group of assets rather than the acquisition of a business. In connection with this asset acquisition, we recorded $5 million in Identifiable intangible assets, consisting of a licensing agreement––see Note 9A.

On November 16, 2020, Pfizer completed the transaction under the previously announced agreement to combine the Upjohn Business with Mylan N.V. (Mylan), creating a new global pharmaceutical company named Viatris Inc. (Viatris). The transaction was structured as a Reverse Morris Trust transaction (the Transaction) under which Pfizer spun off the Upjohn Business to Pfizer shareholders by way of a pro rata distribution and immediately thereafter the Upjohn Business combined with Mylan. Beginning November 16, 2020, Viatris operates both the Upjohn Business and Mylan as an independent publicly traded company, which is traded under the symbol “VTRS” on the NASDAQ. For additional information, see Note 16.

On December 21, 2020, Pfizer and Viatris completed the termination of a pre-existing strategic collaboration between Pfizer and Mylan for generic drugs in Japan (the Mylan-Japan collaboration). In connection with the termination of the collaboration, Pfizer transferred related inventories to Viatris. Pfizer and Viatris entered into certain commercialization and supply agreements that became effective upon the termination of the collaboration.

Pfizer, Upjohn and Mylan agreed (simultaneous with their entry into the Transaction agreements governing the combination of Upjohn and Mylan) to review and negotiate in good faith a potential transfer of Pfizer’s Meridian Medical Technologies business (the Meridian Business) to Upjohn, such that it would be sold to Mylan in the Transaction for the Upjohn Business. The Meridian Business supplies EpiPen Auto-Injectors to Mylan under a supply agreement (the EpiPen Supply Agreement). Instead of entering into an agreement to transfer the Meridian Business to Mylan, the parties have agreed to extend the EpiPen Supply Agreement (previously expiring on December 31, 2020) for an additional four-year period through December 31, 2024, with an option for Mylan to further extend the term for an additional one-year period thereafter.

The Upjohn Business’s results of operations, financial condition and cash flows presented in these condensed combined financial statements and notes thereto do not include the results of operations, assets and liabilities or cash flows of the Meridian Business or the Mylan-Japan collaboration.

B. Basis of Presentation

We prepared the accompanying condensed combined financial statements following the requirements of the Securities and Exchange Commission (SEC) for interim reporting. As permitted under those rules, certain footnotes or other financial information that are normally required by accounting principles generally accepted in the United States of America (U.S. GAAP) can be condensed or omitted.

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

The financial information included in our condensed combined financial statements for subsidiaries operating outside the U.S. is as of and for the nine months ended August 23, 2020 and August 25, 2019. The financial information included in our condensed combined financial statements for U.S. subsidiaries is as of and for the nine months ended September 27, 2020 and September 29, 2019. All significant intercompany balances and transactions among the legal entities that comprise Upjohn have been eliminated. Balances due from or due to Pfizer that are expected to be cash-settled, if any, are included, depending on the nature of the balance, in Other current assets, Other noncurrent assets, Other current liabilities and Other noncurrent liabilities in the condensed combined balance sheets. All balances and transactions among Upjohn and Pfizer that are not cash-settled are shown as part of Business unit equity in the condensed combined balance sheets and represent the net of amounts settled without payment (to)/from Pfizer. For additional information about balances and transactions among Upjohn and Pfizer, see Note 15.

Revenues, expenses, assets and liabilities can vary during each quarter of the year. Therefore, the results and trends in these interim financial statements may not be representative of those for the full year.

We are responsible for the unaudited condensed combined financial statements included in this document. The interim financial statements include all normal and recurring adjustments that are considered necessary for the fair presentation of our financial position and operating results. The information included in these interim financial statements should be read in conjunction with the combined financial statements and accompanying notes for the year ended December 31, 2019.

Certain amounts in the condensed combined financial statements and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.

As of January 1, 2020, we adopted four new accounting standards. See Note 2A for further information.

The condensed combined financial statements have been derived from the consolidated financial statements and accounting records of Pfizer and include allocations for direct costs and indirect costs attributable to the operations of the Upjohn Business of Pfizer. As part of a Pfizer reorganization beginning in 2019, Upjohn was positioned as a standalone division within Pfizer with distinct and dedicated manufacturing, marketing and other commercial activities, research, development, medical, regulatory and limited enabling functions. As a result, many of the costs for certain support functions that, prior to 2019, were provided to Upjohn on a centralized basis within Pfizer are, beginning in 2019, incurred directly by Upjohn.

These condensed combined financial statements do not purport to reflect what the results of operations, comprehensive income, financial position, equity or cash flows would have been had we operated as an independent standalone company during the periods presented.

•

The condensed combined statements of income for the nine months ended September 27, 2020 and September 29, 2019 include limited costs directly incurred by Upjohn for certain support functions (Enabling Functions) and allocations to Upjohn for Enabling Functions that are provided on a centralized basis within Pfizer, such as expenses for digital, facilities, legal, finance, human resources, insurance, public affairs and procurement, among others. Allocations are based on either a specific identification basis or, when specific identification is not practicable, proportional allocation methods (e.g., using third-party sales, headcount, etc.), depending on the nature of the services.

•

The condensed combined statements of income for the nine months ended September 27, 2020 and September 29, 2019 include certain manufacturing and supply costs directly incurred by the Upjohn Global Supply network for manufacturing facilities, external supply, and logistics and support as well as allocations of such costs incurred by manufacturing plants that are shared with other Pfizer business units and centralized Pfizer Global Supply (PGS) costs that Pfizer did not routinely allocate to its business units. These costs may include manufacturing variances and changes in the standard costs of inventory, among others. Where used, allocations are based on either a specific identification basis or, when specific identification is not practicable, proportional allocation methods, such as Upjohn identified manufacturing costs, depending on the nature of the costs.

•

The condensed combined statements of income for the nine months ended September 27, 2020 and September 29, 2019 include directly incurred costs for certain Upjohn research and development (R&D) activities and allocations of certain research, development and medical (RDM) expenses managed by Pfizer’s R&D organization. Pfizer does not routinely allocate these costs to any of its business units. These allocations are based on either a specific identification basis or, when specific identification is not practicable, our estimates of the costs incurred in connection with the R&D activities associated with Upjohn.

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

•

The condensed combined statements of income for the nine months ended September 27, 2020 and September 29, 2019 also include allocations from Enabling Functions and PGS for restructuring charges and additional depreciation associated with asset restructuring and implementation costs. Pfizer does not routinely allocate these costs to any of its business units. For additional information about allocations of restructuring charges and other costs associated with cost-reduction/productivity initiatives, see Note 3.

•

The condensed combined statements of income for the nine months ended September 27, 2020 and September 29, 2019 include allocations of pension and postretirement service costs that have been deemed attributable to Upjohn operations. For information about allocations of pension and postretirement costs, see Note 12.

•

The condensed combined statements of income for the nine months ended September 27, 2020 and September 29, 2019 include allocations of other corporate and commercial costs, which can include, but are not limited to, certain compensation items, such as share-based compensation expense and certain fringe benefit expenses maintained on a centralized basis within Pfizer, as well as Pfizer hedging activity on intercompany inventory. Pfizer does not routinely allocate these costs to any of its business units. The condensed combined statements of income for the nine months ended September 27, 2020 and September 29, 2019 also include a combination of allocations to Upjohn and directly incurred costs for other corporate and commercial costs for certain strategy, business development, portfolio management and valuation capabilities. Allocations are based on either a specific identification basis or, when specific identification is not practicable, proportional allocation methods (e.g., using third-party sales, headcount, etc.), depending on the nature of the services.

•

The condensed combined statements of income for the nine months ended September 27, 2020 and September 29, 2019 include allocations of purchase accounting impacts resulting from business combinations. These impacts are primarily associated with the Upjohn related assets acquired as part of Pfizer’s acquisitions of Pharmacia in 2003 and Wyeth in 2009, and primarily include amortization related to the fair value of the acquired finite-lived intangible assets.

•

The condensed combined balance sheets as of September 27, 2020 and December 31, 2019 reflect all of the assets and liabilities of Pfizer that are either specifically identifiable or are directly attributable to Upjohn and its operations. Cash from Upjohn operations in subsidiaries that are not completely Upjohn dedicated is not included in the condensed combined balance sheets since this cash is swept into Pfizer’s centralized cash management system. Prior to April 2020, we only participated in Pfizer’s centralized cash management system where generally all excess cash was transferred to Pfizer on a daily basis. Beginning in April 2020, excess cash receipts in certain Upjohn Business locations are now predominantly remitted to the newly created Upjohn liquidity management vehicle (ULMV) and are included in Cash and cash equivalents in the condensed combined balance sheet as of September 27, 2020. Cash disbursements for operations and/or investing activities are funded as needed by Pfizer and the ULMV. Accordingly, the Upjohn cash balance as of September 27, 2020 and December 31, 2019 is not representative of an independent company and could be significantly different at another point in time.

•	For benefit plans, the condensed combined balance sheets as of September 27, 2020 and December 31, 2019 only include the assets and liabilities of benefit plans sponsored by Upjohn––see Note 12.

•

The condensed combined financial statements as of and for the nine months ended September 27, 2020 include the $11.4 billion of senior unsecured notes issued in June 2020 in the privately placed debt offerings completed by Upjohn Inc., a wholly owned subsidiary of Pfizer and the entity to which Pfizer contributed the Upjohn Business in November 2020, and Upjohn Finance B.V., a wholly-owned subsidiary of Upjohn Inc., in connection with the Transaction. The proceeds from the debt offerings are included in Restricted short-term investments and the senior unsecured notes are included in Long-term debt in the condensed combined balance sheet as of September 27, 2020––see Notes 7A and 7C. The interest-related expenses associated with the $11.4 billion of senior unsecured notes, which includes the stated interest expense on the notes and amortization of bond discount and issuance costs, and the interest income earned on the $11.4 billion of proceeds from the senior unsecured notes are included in Other (income)/deductions–net in the condensed combined statement of income for the nine months ended September 27, 2020––see Note 4.

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

•

The condensed combined financial statements do not include allocations of Pfizer corporate debt as none is specifically related to our operations. The condensed combined statements of income for the nine months ended September 27, 2020 and September 29, 2019 include an allocation of Pfizer interest-related expenses, including the effect of hedging activities associated with the Pfizer corporate debt and an allocation for interest income associated with the Pfizer corporate investments––see Note 4. We participated in Pfizer’s centralized hedging and offsetting programs. As such, in the condensed combined statements of income, we include the impact of Pfizer’s derivative financial instruments used for offsetting changes in foreign currency rates net of the related exchange gains and losses for the portion that is deemed to be associated with Upjohn operations.

Management believes that the allocations are a reasonable reflection of the services received or the costs incurred on behalf of Upjohn and its operations and that the condensed combined statements of income reflect all costs of the Upjohn Business of Pfizer.

The allocated expenses from Pfizer primarily include:

•

Enabling functions operating expenses––approximately $353 million for the nine months ended September 27, 2020 and $455 million for the nine months ended September 29, 2019 ($11 million and $1 million income in Cost of sales; $320 million and $453 million in Selling, informational and administrative expenses; and $22 million and $2 million in Research and development expenses).

•

PGS manufacturing costs––approximately $70 million for the nine months ended September 27, 2020 and $37 million for the nine months ended September 29, 2019 ($69 million and $37 million in Cost of sales; $0.8 million and $0.1 million in Selling, informational and administrative expenses; and $0.2 million and $0.1 million in Research and development expenses).

•

Research, development and medical expenses––approximately $5 million for the nine months ended September 27, 2020 and $7 million for the nine months ended September 29, 2019 ($0.1 million income and negligible in Cost of sales; $5 million and $6 million in Selling, informational and administrative expenses; and $0.8 million and $1 million in Research and development expenses).

•

Restructuring charges/(credits)––approximately $0.3 million income for the nine months ended September 27, 2020 and $3 million charge for the nine months ended September 29, 2019 (all included in Restructuring charges).

•

Other costs associated with cost-reduction/productivity initiatives––additional depreciation associated with asset restructuring––approximately $0.1 million for the nine months ended September 27, 2020 and $2 million for the nine months ended September 29, 2019 (negligible and $0.8 million in Cost of sales; negligible amounts in both periods in Selling, informational and administrative expenses; and negligible and $0.8 million in Research and development expenses).

•

Other costs associated with cost-reduction/productivity initiatives––implementation costs––approximately $10 million for the nine months ended September 27, 2020 and $19 million for the nine months ended September 29, 2019 ($7 million and $10 million in Cost of sales; $2 million and $8 million in Selling, informational and administrative expenses; and $0.1 million income and $2 million in Research and development expenses).

•

Fringe benefit expenses––approximately $5 million income for the nine months ended September 27, 2020 and $1 million income for the nine months ended September 29, 2019 ($0.4 million income and $0.2 million income in Cost of sales; $4 million income and $1 million income in Selling, informational and administrative expenses; and negligible amounts in both periods in Research and development expenses).

•

Share-based compensation expense––approximately $50 million for the nine months ended September 27, 2020 and $53 million for the nine months ended September 29, 2019 ($5 million and $5 million in Cost of sales; $38 million and $42 million in Selling, informational and administrative expenses; and $6 million and $6 million in Research and development expenses).

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

•

Other (income)/deductions-net––approximately $142 million for the nine months ended September 27, 2020 and $157 million for the nine months ended September 29, 2019. Amounts primarily include an allocation of net interest expense of approximately $150 million for the nine months ended September 27, 2020 and $220 million for the nine months ended September 29, 2019, reflecting an allocation for interest-related expenses, including the effect of hedging activities, associated with the Pfizer corporate debt and an allocation for interest income associated with the Pfizer corporate investments. The amount in the nine months ended September 29, 2019 also includes, among other things, an allocation of income from insurance recoveries of $31 million related to the hurricanes in Puerto Rico toward the end of the third quarter of 2017––see Note 4.

•

Other corporate and commercial costs––approximately $10 million for the nine months ended September 27, 2020 and $34 million for the nine months ended September 29, 2019 ($15 million income and $27 million income in Cost of sales; $23 million and $42 million in Selling, informational and administrative expenses; and $2 million and $19 million in Research and development expenses).

The provision for taxes on income in the condensed combined statements of income for the nine months ended September 27, 2020 and September 29, 2019 has been calculated as if Upjohn filed a tax return separate from Pfizer in the various jurisdictions where it does business.

Note 2. Significant Accounting Policies

A. Adoption of New Accounting Standards

On January 1, 2020, we adopted four new accounting standards.

Credit Losses on Financial Instruments––We adopted a new accounting standard for credit losses on financial instruments, which replaces the probable initial recognition threshold for incurred loss estimates under prior guidance with a methodology that reflects expected credit loss estimates. The standard generally impacts financial assets that have a contractual right to receive cash and are not accounted for at fair value through net income, such as accounts receivable and held-to-maturity debt securities. The new guidance requires us to identify, analyze, document and support new methodologies for quantifying expected credit loss estimates for certain financial instruments, using information such as historical experience, current economic conditions and information, and the use of reasonable and supportable forecasted information. The standard also amends existing impairment guidance for available-for-sale debt securities to incorporate a credit loss allowance and allows for reversals of credit impairments in the event the issuer’s credit improves.

We adopted the new accounting standard utilizing the modified retrospective method, and therefore, no adjustments were made to amounts in our prior period financial statements. The cumulative effect of adopting the standard as an adjustment to the opening balance of Business unit equity was not material. The impact of adoption did not have a material impact on our condensed combined statement of income or condensed combined statement of cash flows for the nine months ended September 27, 2020, nor on our condensed combined balance sheet as of September 27, 2020. For additional information, see Note 2B.

Goodwill Impairment Testing––We prospectively adopted the new accounting standard, which eliminates the requirement to perform a hypothetical purchase price allocation to measure goodwill impairment. Under the new guidance, the goodwill impairment test is performed by comparing the fair value of a reporting unit with its carrying amount and recognizing an impairment charge for the amount by which the carrying amount of the reporting unit exceeds its fair value. There was no impact to our condensed combined financial statements from the adoption of this new standard.

Implementation Costs in a Cloud Computing Arrangement––We prospectively adopted the new accounting standard related to customers’ accounting for implementation costs incurred in a cloud computing arrangement that is considered a service contract. The new guidance aligns the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. There was no material impact to our condensed combined financial statements from the adoption of this new standard.

Collaboration Agreements––We prospectively adopted the new accounting standard, which provides new guidance clarifying the interaction between the accounting for collaborative arrangements and revenue from contracts with customers. There was no impact to our condensed combined financial statements from the adoption of this new standard.

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

On January 1, 2019, we adopted a new accounting standard for lease accounting. For additional information, see Notes to Combined Financial Statements––Note 3A. Significant Accounting Policies: Adoption of New Accounting Standard included in our combined financial statements and accompanying notes for the year ended December 31, 2019.

B. Revenues and Trade Accounts Receivable

Our accruals for Medicare rebates, Medicaid and related state program rebates, performance-based contract rebates, chargebacks, sales allowances and sales returns and cash discounts totaled $1.2 billion as of September 27, 2020 and $1.6 billion as of December 31, 2019.

The following table provides information about the balance sheet classification of these accruals:

(millions of dollars)	September 27, 2020	December 31, 2019
Reserve against Trade accounts receivable, less allowance for doubtful accounts	$323	$435
Other current liabilities:
Rebate accruals(a)	485	737
Other accruals	215	224
Other noncurrent liabilities	202	217

Total accrued rebates and other accruals	$1,225	$1,614

(a)	The decrease in rebate accruals reflects the loss of exclusivity of Lyrica in the United States, with multi-source generic competition beginning in July 2019.

Trade Accounts Receivable––Trade accounts receivable are stated at their net realizable value. The allowance for credit losses against gross trade accounts receivable reflects the best estimate of expected credit losses of the receivables portfolio determined on the basis of historical experience, current information, and forecasts of future economic conditions. In developing the estimate for expected credit losses, trade accounts receivables are segmented into pools of assets depending on market (U.S. versus international), delinquency status, and customer type (high risk versus low risk and government versus non-government), and fixed reserve percentages are established for each pool of trade accounts receivables.

In determining the reserve percentages for each pool of trade accounts receivables, we considered our historical experience with certain customers and customer types, regulatory and legal environments, country and political risk, and other relevant current and future forecasted macroeconomic factors. These credit risk indicators are monitored on a quarterly basis to determine whether there have been any changes in the economic environment that would indicate the established reserve percentages should be adjusted and are considered on a regional basis to reflect more geographic-specific metrics. Additionally, write-offs and recoveries of customer receivables are tracked against collections on a quarterly basis to determine whether the reserve percentages remain appropriate. When management becomes aware of certain customer-specific factors that impact credit risk, specific allowances for these known troubled accounts are recorded. Trade accounts receivable are written off after all reasonable means to collect the full amount (including litigation, where appropriate) have been exhausted.

During the nine months ended September 27, 2020, additions to the allowance for credit losses, write-offs and recoveries of customer receivables were not material to our condensed combined financial statements.

Amounts recorded for revenue deductions can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions.

C. Investments

Our short-term investments as of September 27, 2020 are comprised of equity securities with readily determinable fair values, which include money market funds primarily invested in U.S. Treasury and government debt. Equity securities with readily determinable fair values are carried at fair value, with changes in fair value reported in Other (income)/deductions—net. Realized gains or losses on sales of investments are determined by using the specific identification cost method. We regularly evaluate our financial assets for impairment. Estimates are used in determining the valuation and recoverability of assets, such as investments. For additional information about the use of estimates and assumptions in preparing the condensed combined financial statements, see Notes to Combined Financial Statements––Note 3B. Significant Accounting Policies: Estimates and Assumptions and Note 3D. Fair Value included in our combined financial statements and accompanying notes for the year ended December 31, 2019.

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

Note 3. Restructuring Charges/(Credits) and Other Costs Associated with Cost-Reduction/Productivity Initiatives

The condensed combined statements of income include costs associated with Pfizer’s cost-reduction/productivity initiatives. The expenses include direct costs and charges as well as an allocation of indirect costs and charges that have been deemed attributable to Upjohn. The condensed combined balance sheets reflect the accrued restructuring charges directly attributable to the Upjohn operations. In connection with our cost-reduction/productivity initiatives, we typically incur costs and charges associated with site closings and other facility rationalization actions, workforce reductions and the expansion of shared services, including the development of global systems. All operating functions may be impacted by these actions, including sales and marketing, manufacturing and research and development, as well as groups such as digital, shared services and corporate operations.

2017-2019 Initiatives and Organizing for Growth

During 2018, Pfizer reviewed its business operations and determined that, at the start of its 2019 fiscal year, Pfizer would begin operating under a new commercial structure, which reorganized Pfizer operations into three businesses – Biopharma, a science-based innovative medicines business; Upjohn; and a Consumer Healthcare business. As part of a Pfizer reorganization beginning in 2019, Upjohn was positioned as a standalone division within Pfizer with distinct and dedicated manufacturing, marketing and other commercial activities, research, development, medical, regulatory and limited enabling functions, which better enables us to optimize our growth potential. Beginning in the fourth quarter of 2018, Pfizer reviewed previously planned initiatives and new initiatives and combined the 2017-2019 initiatives with its Organizing for Growth initiatives to form one cohesive plan. Initiatives for the combined program include activities related to the optimization of the Pfizer manufacturing plant network, the centralization of Pfizer corporate and platform functions, and the simplification and optimization of the operating business structure and functions that support them.

Through September 27, 2020, we have incurred cumulative direct restructuring charges (primarily related to employee termination costs) and implementation costs associated with the combined program of 2017-2019 initiatives and Organizing for Growth initiatives of approximately $161 million. In the first nine months of 2020, we incurred total direct restructuring charges and implementation costs of $20 million. Direct restructuring charges and implementation costs to complete remaining activities associated with Pfizer’s combined program of cost-reduction initiatives are not expected to be material and may change as a result of the combination of the Upjohn Business and Mylan.

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

Current-Period Key Activities

The components of costs incurred in connection with the Pfizer cost-reduction/productivity initiatives described above follow:

	Nine Months Ended
(millions of dollars)	September 27, 2020	September 29, 2019
Restructuring Charges/(Credits):
Total restructuring charges––direct:(a)
Employee termination costs	$17	$24
Asset impairment charges	1	—

Total restructuring charges––direct	18	24

Restructuring charges/(credits)––allocated:(a)
Employee termination costs/(credits)	(1)	—
Asset impairment charges	—	1
Exit costs	—	2

Total restructuring charges/(credits)––allocated	—	3

Total restructuring charges	18	27

Other Costs/(Credits) Associated with Cost-Reduction/Productivity Initiatives:
Additional depreciation associated with asset restructuring––allocated(b)	—	2
Implementation costs/(credits)––direct(c)	2	(1)
Implementation costs––allocated(c)	10	19

Total costs associated with cost-reduction/productivity initiatives	$29	$47

(a)

In the first nine months of 2020 and 2019, restructuring charges were primarily related to employee termination costs associated with cost-reduction and productivity initiatives. Employee termination costs are generally recorded when the actions are probable and estimable and include accrued severance benefits, pension and postretirement benefits, many of which may be paid out during periods after termination. In the first nine months of 2020, direct restructuring charges are primarily related to the Greater China segment (approximately $9 million), Other (approximately $7 million) and the Emerging Markets segment ($2 million). In the first nine months of 2019, direct restructuring charges are primarily related to the Developed Markets segment.

(b)

Additional depreciation associated with asset restructuring represents the impact of changes in the estimated lives of assets involved in restructuring actions. In the first nine months of 2019, the additional depreciation is primarily included in Cost of sales ($0.8 million) and Research and development expenses ($0.8 million).

(c)

Implementation costs represent external, incremental costs directly related to implementing cost-reduction/productivity initiatives. Direct implementation costs/(credits) in the first nine months of 2020 and 2019 are primarily included in Cost of sales. In the first nine months of 2020, allocated implementation costs are included in Cost of sales ($7 million), Selling, informational and administrative expenses ($2 million) and Research and development expenses ($0.1 million income). In the first nine months of 2019, allocated implementation costs are included in Cost of sales ($10 million), Selling, informational and administrative expenses ($8 million) and Research and development expenses ($2 million).

The components and activity of direct restructuring charges identified with Upjohn follow:

(millions of dollars)	Employee Termination Costs	Asset Impairments	Exit Costs	Accrual
Balance, December 31, 2019(a)	$202	$—	$1	$202
Provision	17	1	—	18
Utilization and other(b)	(94)	(1)	—	(95)

Balance, September 27, 2020(c)	$124	$—	$—	$125

(a)	Included in Other current liabilities ($153 million) and Other noncurrent liabilities ($49 million).
(b)	Includes adjustments for foreign currency translation.
(c)	Included in Other current liabilities ($76 million) and Other noncurrent liabilities ($49 million).

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

Note 4. Other (Income)/Deductions—Net

The following table provides components of Other (income)/deductions––net:

	Nine Months Ended
(millions of dollars)	September 27, 2020	September 29, 2019
Interest income	$(2)	$(1)
Interest expense(a)	76	—

Net interest (income)/expense––direct	74	—

Net foreign currency (gain)/loss(b)	169	(13)
Certain legal matters, net(c)	59	10
Net periodic benefit costs/(credits) other than service costs(d)	(2)	(44)
Other, net(e)	(70)	(4)

Other (income)/deductions––net––direct	230	(51)

Net interest expense––allocated(f)	150	220
Other, net––allocated(g)	(8)	(62)

Other (income)/deductions––net––allocated	142	157

Other (income)/deductions––net	$372	$106

(a)

In the first nine months of 2020, primarily includes interest expense of approximately $76 million associated with the $11.4 billion of senior unsecured notes issued in June 2020, which includes the stated interest expense on the notes of approximately $74 million and amortization of bond discount and issuance costs of approximately $3 million (see Note 7C).

(b)

In the first nine months of 2020, primarily includes net currency exchange losses of $144 million related to the translation of Euro denominated senior unsecured notes issued in June 2020 (see Note 7C).

(c)

In the first nine months of 2020, represents legal reserves for pending matters. In the first nine months of 2019, represents legal reserves for certain pending matters, partially offset by the reversal of a legal accrual where a loss was no longer deemed probable. For additional information, see Note 13A.

(d)

In the first nine months of 2020, includes a settlement charge of approximately $22 million primarily related to lump sum payouts to certain terminated plan participants in our pension plan in Puerto Rico, of which $14 million is related to payments to non-Upjohn participants. For additional information, see Note 12.

(e)

In the first nine months of 2020, includes, among other items, $35 million of rental income associated with related party leasing arrangements in Singapore entered into with Pfizer on May 27, 2019 (for additional information, see Note 15), $25 million of net gains associated with hedging activities and $10 million of income from government refunds in China. In the first nine months of 2019, includes, among other items, $11 million of rental income associated with related party leasing arrangements in Singapore entered into with Pfizer on May 27, 2019 (see Note 15) and $4 million of income from government refunds in China.

(f)

Represents an allocation of interest expense associated with the Pfizer corporate debt and an allocation of interest income associated with the Pfizer corporate investments. Allocated capitalized interest expense totaled $10 million in the first nine months of 2020 and $14 million in the first nine months of 2019.

(g)

Represents allocation of miscellaneous other income and deductions. In the first nine months of 2020, among other items, includes allocations of net gains associated with Pfizer’s hedging activities and investments and an allocation of miscellaneous other income, partially offset by an allocation of net currency exchange losses. In the first nine months of 2019, among other items, includes allocations of net currency exchange gains and net gains associated with Pfizer’s investments, partially offset by an allocation of net losses associated with Pfizer’s hedging activities. The first nine months of 2019 also includes an allocation of income from insurance recoveries of $31 million related to the hurricanes in Puerto Rico toward the end of the third quarter of 2017.

Pfizer incurred a net loss of approximately $138 million in the first nine months of 2019 due to the early retirement of corporate debt, inclusive of the related termination of cross currency swaps. The condensed combined statement of income for the first nine months of 2019 does not include an allocation of the net loss incurred by Pfizer on the early retirement of corporate debt. Pfizer does not routinely allocate these costs to any of its business units.

Note 5. Tax Matters

A. Taxes on Income

During the periods presented in the condensed combined financial statements, Upjohn did not generally file separate tax returns, as Upjohn was generally included in the tax grouping of other Pfizer entities within the respective entity’s tax jurisdiction. The income tax provision included in these condensed combined financial statements has been calculated using the separate return basis, as if Upjohn filed a separate tax return.

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

Our effective tax rate for income was 11.4% for the first nine months of 2020, compared to 6.7% for the first nine months of 2019.

The higher effective tax rate for the first nine months of 2020 in comparison with the same period in 2019 was primarily due to:

•

the non-recurrence of the $290 million tax benefit, representing taxes and interest, recorded in the second quarter of 2019 due to the favorable settlement of an Internal Revenue Service (IRS) audit for multiple tax years; and

•

the non-recurrence of the tax benefit of approximately $64 million recorded in the first nine months of 2019 as a result of additional guidance issued by the U.S. Department of Treasury related to the enactment of the TCJA, partially offset by

•	the favorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business.

We have elected, with the filing of our 2018 U.S. Federal Consolidated Income Tax Return, to pay our initial estimated $4.3 billion repatriation tax liability on accumulated post-1986 foreign earnings over eight years through 2026. The third annual installment of this liability, which is due to be paid in April 2021, is reported in current Income taxes payable, and the remaining liability is reported in noncurrent Other taxes payable in our condensed combined balance sheet as of September 27, 2020. Our obligations may vary as a result of changes in our uncertain tax positions and/or availability of attributes such as foreign tax and other credit carryforwards.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was signed into law in the U.S. to provide certain relief as a result of the COVID-19 pandemic. In addition, governments around the world have enacted or implemented various forms of tax relief measures in response to the economic conditions in the wake of COVID-19. As of September 27, 2020, neither the CARES Act nor changes to income tax laws or regulations in other jurisdictions had a significant impact on our effective tax rate.

B. Tax Contingencies

We are subject to income tax in many jurisdictions, and a certain degree of estimation is required in recording the assets and liabilities related to income taxes. All our tax positions are subject to audit by the local taxing authorities in each tax jurisdiction. These tax audits can involve complex issues, interpretations and judgments, and the resolution of matters may span multiple years, particularly if subject to negotiation or litigation. Our assessments are based on estimates and assumptions that have been deemed reasonable by management, but our estimates of unrecognized tax benefits and potential tax benefits may not be representative of actual outcomes, and variation from such estimates could materially affect our financial statements in the period of settlement or when the statutes of limitations expire, as we treat these events as discrete items in the period of resolution.

The U.S. is one of our major tax jurisdictions, and we are regularly audited by the IRS. The IRS has issued a Revenue Agent’s Report (RAR) for tax years 2011-2013. We are not in agreement with the RAR and are currently appealing certain disputed issues. Tax years 2014-2015 are currently under audit. Tax years 2016-2020 are open but not under audit. All other tax years are closed.

In addition to the open audit years in the U.S., we have open audit years in other major tax jurisdictions, such as Asia (2009-2020, primarily reflecting Japan, China and Singapore), Canada (2013-2020), Europe (2011-2020, primarily reflecting Ireland, the United Kingdom, France, Italy, Spain and Germany), Latin America (1998-2020, primarily reflecting Brazil) and Puerto Rico (2016-2020).

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

C. Tax Provision/(Benefit) on Other Comprehensive Income/(Loss)

The following table provides the components of the Tax provision/(benefit) on other comprehensive income/(loss):

	Nine Months Ended
(millions of dollars)	September 27, 2020	September 29, 2019
Benefit plans: actuarial gains/(losses), net	$(2)	$—
Reclassification adjustments related to amortization	2	1
Reclassification adjustments related to curtailments and settlements	—	—
Other	(1)	(5)

	(1)	(4)

Benefit plans: prior service (costs)/credits and other, net	—	—
Reclassification adjustments related to amortization	(1)	(1)
Reclassification adjustments related to curtailments, net	—	—
Other	—	—

	(1)	(1)

Tax provision/(benefit) on other comprehensive income/(loss)	$(2)	$(5)

Note 6. Accumulated Other Comprehensive Income/(Loss)

The following table provides the changes, net of tax, in Accumulated other comprehensive loss for the first nine months of 2020:

	Net Unrealized Gains/(Losses)	Benefit Plans
(millions of dollars)	Foreign Currency Translation Adjustment	Actuarial Gains/(Losses)	Prior Service (Costs)/Credits and Other	Accumulated Other Comprehensive Income/(Loss)
Balance, December 31, 2019	$(341)	$(424)	$59	$(707)
Other comprehensive income/(loss)(a)	47	(42)	(12)	(6)

Balance, September 27, 2020	$(294)	$(466)	$47	$(714)

(a)	Amounts do not include foreign currency translation adjustments attributable to noncontrolling interests of $0.5 million gain for the first nine months of 2020.

The following table provides the changes, net of tax, in Accumulated other comprehensive loss for the first nine months of 2019:

	Net Unrealized Gains/(Losses)	Benefit Plans
(millions of dollars)	Foreign Currency Translation Adjustments	Actuarial Gains/ (Losses)	Prior Service (Costs)/Credits and Other	Accumulated Other Comprehensive Income/(Loss)

Balance, December 31, 2018	$(330)	$(429)	$99	$(660)
Other comprehensive income/(loss)(a)	(5)	(15)	(35)	(55)

Balance, September 29, 2019	$(334)	$(445)	$64	$(715)

(a)	Amounts do not include foreign currency translation adjustments attributable to noncontrolling interests of $0.7 million loss for the first nine months of 2019.

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

Note 7. Financial Instruments

The condensed combined balance sheets include the financial assets and liabilities that are directly attributable to Upjohn––see Note 1B.

A. Fair Value Measurements

Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following table presents the financial assets measured at fair value using a market approach on a recurring basis by balance sheet categories and fair value hierarchy level as defined in Notes to Combined Financial Statements––Note 3D. Significant Accounting Policies: Fair Value in our combined financial statements and accompanying notes for the year ended December 31, 2019:

	September 27, 2020		December 31, 2019
(millions of dollars)	Total	Level 2	Total	Level 2
Financial assets measured at fair value on a recurring basis:
Short-term investments
Classified as equity securities with readily determinable fair values:
Money market funds(a)	$11,413	$11,413	$—	$—

Total short-term investments	$11,413	$11,413	$—	$—

(a)

As of September 27, 2020, $11.4 billion of proceeds from the debt issuances completed in June 2020 (see Note 7C) are invested in money market funds and are included in Restricted short-term investments in the condensed combined balance sheet, pursuant to the terms of the Transaction agreements. The money market funds are primarily invested in U.S. Treasury and government debt with readily determinable fair values.

Financial Assets and Liabilities Not Measured at Fair Value on a Recurring Basis

The following table presents the financial liabilities not measured at fair value on a recurring basis, including the carrying values and estimated fair values using a market approach:

	September 27, 2020			December 31, 2019
(millions of dollars)	Carrying Value	Estimated Fair Value		Carrying Value	Estimated Fair Value
		Total	Level 2		Total	Level 2
Financial Liabilities:
Long-term debt	$11,535	$12,577	$12,577	$—	$—	$—

B. Short-Term Borrowings

As of September 27, 2020, Short-term borrowings consist of bank overdrafts.

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

C. Long-Term Debt

In connection with the Transaction, in June 2020, Upjohn Inc. and Upjohn Finance B.V. completed privately placed debt offerings of $7.45 billion and €3.60 billion aggregate principal amount of senior unsecured notes, respectively (the Upjohn Debt Transactions), and entered into other financing arrangements described below. Upjohn Inc. and Upjohn Finance B.V. are U.S. dollar functional entities. The following table provides information about the senior unsecured notes issued in June 2020:

(millions of dollars/euros)			Principal
Interest Rate	Maturity Date	Issue Currency	As of September 27, 2020
Upjohn Inc.(a)
1.125%	June 22, 2022	U.S. dollar	$1,000
1.650%	June 22, 2025	U.S. dollar	750
2.300%	June 22, 2027	U.S. dollar	750
2.700%	June 22, 2030	U.S. dollar	1,450
3.850%	June 22, 2040	U.S. dollar	1,500
4.000%	June 22, 2050	U.S. dollar	2,000

			$7,450

Upjohn Finance B.V., a wholly-owned subsidiary of Upjohn Inc.(a)
0.816%	June 23, 2022	Euro	€750
1.023%	June 23, 2024	Euro	750
1.362%	June 23, 2027	Euro	850
1.908%	June 23, 2032	Euro	1,250

			€3,600

(a)

The notes may be redeemed by Upjohn Inc. and Upjohn Finance B.V., as applicable, at any time, in whole, or in part, at varying redemption prices plus accrued and unpaid interest. The weighted-average effective interest rates at issuance were 2.95% for the $7.45 billion notes and 1.37% for the €3.60 billion notes.

The senior unsecured notes were offered in connection with the Transaction. The U.S. dollar notes were issued at a discount of approximately $15 million, which will be amortized as interest expense over the life of the U.S. dollar notes. Issuance costs related to the U.S. dollar notes and the euro notes were approximately $89 million and will be amortized as interest expense over the life of the notes. The unamortized discount and issuance costs are presented in the condensed combined balance sheet as a deduction to the carrying value of Long-term debt. Included in Other current liabilities as of September 27, 2020 is accrued interest payable of $74 million associated with the senior unsecured notes (see Note 11A).

The euro notes are exposed to changes in foreign exchange rates and there are no derivatives in place to mitigate that risk (see Note 4). The proceeds of the euro notes were converted to U.S. dollars at the time of issuance.

In June 2020, Upjohn Inc. (i) entered into a $600 million delayed draw term loan agreement and (ii) entered into a revolving credit facility agreement for up to $4 billion, $1.5 billion of which was available in a single draw at or around the closing of the Combination for the purpose of funding the $12 billion cash payment by Upjohn Inc. to Pfizer as partial consideration for Pfizer’s contribution of the Upjohn Business to Upjohn Inc. (the Cash Distribution). Upjohn Inc. used the net proceeds from the Upjohn Debt Transactions, together with the proceeds from the $600 million term loan agreement and the revolving credit agreement to fund in full the Cash Distribution (see Note 16) and related transaction fees and expenses. In the interim, the $11.4 billion of proceeds, net of debt issuance costs paid, from the Upjohn Debt Transactions are classified as Restricted short-term investments in the condensed combined balance sheet as of September 27, 2020 pursuant to the terms of the Transaction agreements. Upjohn Inc. intends to use any remaining balance of net proceeds from these financing transactions after the Cash Distribution for general corporate purposes.

The U.S. dollar notes are senior unsecured obligations of Upjohn Inc. The euro notes are senior unsecured obligations of Upjohn Finance B.V. The U.S. dollar notes and euro notes were initially guaranteed on a senior unsecured basis by Pfizer. The guarantee by Pfizer was automatically and unconditionally terminated and released without the consent of the holders of the notes upon the consummation of the Distribution. Upjohn Inc. has guaranteed the notes issued by Upjohn Finance

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

B.V., and Upjohn Inc. remains a guarantor of such notes following the Distribution. Following the Distribution and the Combination, Upjohn Inc. and Upjohn Finance B.V., as applicable, remain the obligor with respect to such notes. Upon the consummation of the Combination, the Mylan entities (which are subsidiaries of Upjohn Inc. following the Combination) that are issuers or guarantors of the outstanding senior unsecured notes issued by Mylan or Mylan Inc. became guarantors of the U.S. dollar notes and euro notes, substantially concurrent with Upjohn Inc.’s becoming a guarantor of the existing Mylan notes.

The following table provides the components of the senior unsecured long-term debt, including the weighted-average annual stated interest rate by maturity:

(millions of dollars)	September 27, 2020	December 31, 2019
Notes due 2022 (0.981%)	$1,872	$—
Notes due 2024 (1.023%)	872	—
Notes due 2025 (1.650%)	750	—
Notes due 2027 (1.767%)	1,739	—
Notes due 2030 (2.700%)	1,450	—
Notes due 2032 (1.908%)	1,454	—
Notes due 2040 (3.850%)	1,500	—
Notes due 2050 (4.000%)	2,000	—

Total long-term debt, principal amount	11,638	—
Net unamortized discounts and debt issuance costs	(103)	—

Total long-term debt, carried at historical proceeds, as adjusted	$11,535	$—

Note 8. Inventories

The condensed combined balance sheets include all of the inventory directly attributable to Upjohn.

The following table provides the components of Inventories:

(millions of dollars)	September 27, 2020	December 31, 2019
Finished goods	$469	$441
Work-in-process	657	593
Raw materials and supplies	86	121

Inventories	$1,212	$1,155

Noncurrent inventories not included above(a)	$115	$76

(a)	Included in Other noncurrent assets––see Note 10B. There are no recoverability issues associated with these amounts.

Note 9. Identifiable Intangible Assets and Goodwill

The condensed combined balance sheets include all of the goodwill and identifiable intangible assets directly attributable to Upjohn. The condensed combined statements of income include all of the amortization expense associated with finite-lived identifiable intangible assets.

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

A. Identifiable Intangible Assets

Balance Sheet Information

The following table provides the components of Identifiable intangible assets:

	September 27, 2020			December 31, 2019
(millions of dollars)	Gross Carrying Amount	Accumulated Amortization	Identifiable Intangible Assets, less Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization	Identifiable Intangible Assets, less Accumulated Amortization
Finite-lived intangible assets
Developed technology rights	$16,416	$(16,256)	$159	$16,282	$(16,014)	$268
Licensing agreements and other	84	(79)	5	79	(79)	—
Trademarks	6	(4)	2	6	(3)	3

Total finite-lived intangible assets	16,506	(16,339)	166	16,367	(16,096)	270
Indefinite-lived intangible assets-Brands	1,164	—	1,164	1,164	—	1,164

Identifiable intangible assets(a)	$17,669	$(16,339)	$1,330	$17,530	$(16,096)	$1,434

(a)

The decrease in Identifiable intangible assets, less accumulated amortization from December 31, 2019 is primarily due to amortization, partially offset by the addition of a new licensing agreement with a useful life of ten years as a result of the acquisition of Shanghai Minghui Pharmaceutical Co., Ltd. (see Note 1A).

Amortization

Total amortization expense for finite-lived intangible assets was $109 million in the first nine months of 2020 and $112 million in the first nine months of 2019.

B. Goodwill

The following table provides the components of and changes in the carrying amount of Goodwill:

(millions of dollars)	Developed Markets	Greater China	Emerging Markets	Total
Balance, December 31, 2019	$5,883	$1,944	$883	$8,709
Other(a)	88	2	(45)	44

Balance, September 27, 2020	$5,971	$1,945	$838	$8,754

(a)	Reflects the impact of foreign exchange.

Note 10. Other Current and Noncurrent Assets

A. Other Current Assets

The following table provides the components of Other current assets:

(millions of dollars)	September 27, 2020	December 31, 2019
VAT receivables	$160	$148
Prepaid expenses	104	53
Other accounts receivable	36	49
Related party receivable(a)	9	4
Other	6	8

Other current assets	$315	$261

(a)	See Note 15.

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

B. Other Noncurrent Assets

The following table provides the components of Other noncurrent assets:

(millions of dollars)	September 27, 2020	December 31, 2019
Pension plan assets, net	$179	$165
Noncurrent inventory(a)	115	76
Spare parts inventory	59	55
Right of use assets for operating leases(b)	43	24
Deferred charges	29	32
VAT receivables	23	10
Deposits and advances	21	20
Other	19	18

Other noncurrent assets	$487	$399

(a)	See Note 8.
(b)

The increase in right of use assets for operating leases from December 31, 2019 is primarily due to a right of use asset of approximately $22 million for a lease at the Vega Baja site in Puerto Rico whereby the Upjohn Business leased a combined heat and power facility to receive the economic benefit of electric and thermal energy. The lease commenced in September 2020 and has a term of 15 years.

Note 11. Other Current and Noncurrent Liabilities

A. Other Current Liabilities

The following table provides the components of Other current liabilities:

(millions of dollars)	September 27, 2020	December 31, 2019
Rebate accruals(a)	$485	$737
Legal contingencies(b)	476	431
Accrued sales returns	186	200
Restructuring accruals(c)	76	153
Accrued interest(d)	74	—
Co-marketing expense accruals	72	73
U.S. Healthcare fee accruals	64	48
VAT payable	56	82
Property and other tax accruals	39	16
Inventory related accruals	38	57
Service accruals	36	53
Deferred revenue	28	7
Profit share liabilities	27	28
Utility accruals	27	25
Trade discount accruals	27	21
Research and development accruals	19	14
Advertising and promotional accruals	16	13
Operating lease liabilities	10	8
Accrued costs associated with financing arrangements(d)	5	—
Asset retirement obligations	3	3
Royalty accruals	2	13
Chargeback accruals	1	3
Other	122	139

Other current liabilities	$1,889	$2,125

(a)	The decrease in rebate accruals reflects the loss of exclusivity of Lyrica in the United States, with multi-source generic competition beginning in July 2019.
(b)	See Note 13A.
(c)	See Note 3.
(d)	Associated with the U.S. dollar and euro senior unsecured notes issued in June 2020 (see Note 7C).

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

B. Other Noncurrent Liabilities

The following table provides the components of Other noncurrent liabilities:

(millions of dollars)	September 27, 2020	December 31, 2019
Accrued sales returns	$202	$217
Legal contingencies(a)	68	72
Restructuring accruals(b)	49	49
Asset retirement obligations	48	47
Operating lease liabilities(c)	35	17
Insurance reserves	4	7
Related party payable(d)	3	1
Other	38	16

Other noncurrent liabilities	$448	$426

(a)	See Note 13A.
(b)	See Note 3.
(c)

The increase in operating lease liabilities from December 31, 2019 is primarily due to noncurrent operating lease liabilities of approximately $21 million for a lease at the Vega Baja site in Puerto Rico whereby the Upjohn Business leased a combined heat and power facility to receive the economic benefit of electric and thermal energy. The lease commenced in September 2020 and has a term of 15 years.

(d)	See Note 15.

Note 12. Benefit Plans

The condensed combined statements of income include benefit plan expenses attributable to Upjohn, including expenses associated with defined benefit and defined contribution plans, as well as other postretirement plans, consisting primarily of retiree medical benefits. The expenses include allocations of direct expenses as well as expenses that have been deemed attributable to the Upjohn operations.

The condensed combined statements of income include the net periodic pension and postretirement costs associated with plans sponsored by Upjohn (service cost component is for the Upjohn participants only). Net periodic pension and postretirement costs other than service costs are recognized, as required, in Other (income)/deductions––net. Net periodic pension and postretirement service costs for the Upjohn participants only are recognized, as required, in Cost of sales, Selling, informational and administrative expenses and Research and development expenses, as appropriate.

The condensed combined balance sheets include the pension and postretirement benefit plan assets and liabilities of only those plans or arrangements sponsored by Upjohn. Pension benefit obligations, net as of September 27, 2020 include an actuarial loss of $71 million in the nine months ended September 27, 2020, resulting from a remeasurement of the Upjohn sponsored pension plan in Puerto Rico, which is recorded in Other comprehensive income/(loss), before tax. There was no change in the plan’s expected rate of return on assets for full year 2020 as a result of the remeasurement. As of September 27, 2020, Upjohn is the sponsor of pension plans, primarily in Puerto Rico, Japan, Taiwan, United Arab Emirates, Italy, South Korea, Mexico, the Philippines, Greece, Thailand, China, Germany, France and Kuwait, among other countries. In 2020, there are newly formed pension plans in Mexico for participants who previously participated in plans sponsored by Pfizer. The newly formed pension plans are partially funded and have aggregate net pension liabilities of approximately $1.8 million included in Pension benefit obligations, net ($1.7 million) and Accrued compensation and related items ($0.1 million) in the condensed combined balance sheet as of September 27, 2020. Upjohn is the sponsor of one postretirement plan in Puerto Rico. Included in certain of the Upjohn sponsored plans are both Upjohn and non-Upjohn Pfizer participants. The condensed combined balance sheets as of September 27, 2020 and December 31, 2019 reflect the pension plan assets and pension and postretirement plan obligations associated with the non-Upjohn Pfizer active plan participants and inactive members as follows:

Pension Plans:

•

The pension benefit obligations associated with non-Upjohn Pfizer active plan participants and inactive members included in the condensed combined balance sheets are approximately $1,858 million as of September 27, 2020 and $1,811 million as of December 31, 2019.

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

•

The pension benefit plan assets associated with non-Upjohn Pfizer active plan participants and inactive members included in the condensed combined balance sheets are approximately $1,743 million as of September 27, 2020 and $1,728 million as of December 31, 2019.

•	The pension plan assets and pension plan obligations associated with the non-Upjohn Pfizer active plan participants and inactive members are related to the Japan, Puerto Rico and China pension plans:

Japan Pension Plan––The total pension benefit obligations of the Japan pension plan included in the condensed combined balance sheets are approximately $1,156 million as of September 27, 2020 and $1,138 million as of December 31, 2019. The total pension benefit plan assets of the Japan pension plan included in the condensed combined balance sheets are approximately $1,335 million as of September 27, 2020 and $1,303 million as of December 31, 2019. The net funded status of the Japan pension plan is a net pension asset of approximately $179 million as of September 27, 2020 and $165 million as of December 31, 2019 and is included in Other noncurrent assets (see Note 10B). Included in the Japan pension plan balances are:

•

pension benefit obligations associated with non-Upjohn Pfizer active plan participants and inactive members in the Japan pension plan of approximately $1,019 million as of September 27, 2020 and $1,010 million as of December 31, 2019; and

•

pension benefit plan assets associated with non-Upjohn Pfizer active plan participants and inactive members in the Japan pension plan of approximately $1,177 million as of September 27, 2020 and $1,156 million as of December 31, 2019.

Puerto Rico Pension Plan––The pension benefit obligations of the Puerto Rico pension plan included in the condensed combined balance sheets are approximately $1,021 million as of September 27, 2020 and $969 million as of December 31, 2019. The pension benefit plan assets of the Puerto Rico pension plan included in the condensed combined balance sheets are approximately $689 million as of September 27, 2020 and $692 million as of December 31, 2019. The net funded status of the Puerto Rico pension plan is a net pension obligation of approximately $332 million as of September 27, 2020 and $276 million as of December 31, 2019 and is included in Pension benefit obligations, net. Included in the Puerto Rico pension plan balances are:

•

pension benefit obligations associated with non-Upjohn Pfizer active plan participants and inactive members in the Puerto Rico pension plan of approximately $838 million as of September 27, 2020 and $800 million as of December 31, 2019; and

•

pension benefit plan assets associated with non-Upjohn Pfizer active plan participants and inactive members in the Puerto Rico pension plan of approximately $566 million as of September 27, 2020 and $572 million as of December 31, 2019.

China Heating Allowance Pension Plan––The pension benefit obligations of the China Heating Allowance pension plan included in the condensed combined balance sheets are approximately $1 million as of September 27, 2020 and December 31, 2019 and are primarily included in Pension benefit obligations, net. There are no assets associated with this pension plan. Included in the China Heating Allowance pension plan balances are:

•

pension benefit obligations associated with non-Upjohn Pfizer active plan participants and inactive members in the China Heating Allowance pension plan of approximately $0.4 million as of September 27, 2020 and $0.7 million as of December 31, 2019.

Postretirement Benefit Plan:

•

The postretirement benefit obligations associated with non-Upjohn Pfizer active plan participants and inactive members included in the condensed combined balance sheets are approximately $168 million as of September 27, 2020 and December 31, 2019. There are no assets associated with the postretirement benefit plan.

Many of our employees participate in benefit plans sponsored by Pfizer. The condensed combined statements of income include the service cost associated with direct Upjohn employees participating in plans sponsored by Pfizer as well as an allocation of service cost that has been deemed attributable to Upjohn operations. The condensed combined balance sheets do not include benefit plan assets and liabilities associated with Upjohn employees participating in plans that are not sponsored by Upjohn. Service costs are recognized, as required, in Cost of sales, Selling, informational and administrative expenses and Research and development expenses, as appropriate. The projected benefit obligation associated with direct Upjohn employees participating in plans sponsored by Pfizer that is not included in the condensed combined balance sheets but may be required by law in certain jurisdictions to transfer upon a separation of Upjohn from Pfizer was approximately $110 million as of September 27, 2020. There were approximately $70 million of assets associated with these obligations as of September 27,

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

2020. The projected benefit obligation associated with direct Upjohn employees participating in an unfunded postretirement benefit plan sponsored by Pfizer in Canada that is not included in the condensed combined balance sheets but may be required to transfer upon a separation of Upjohn from Pfizer was approximately $0.1 million as of September 27, 2020.

A. Pension and Postretirement Plans

Pension expense/(income) associated with the U.S. and international locations is included in the condensed combined statements of income as follows:

•

For the nine months ended September 27, 2020––approximately $22 million expense, reflecting approximately $17 million of net periodic pension expense (service cost component is for the Upjohn participants only) associated with plans sponsored by Upjohn and approximately $6 million of service cost associated with direct Upjohn employees participating in plans sponsored by Pfizer as well as an allocation of service cost that has been deemed attributable to Upjohn operations. Included in net periodic pension expense for the first nine months of 2020 is a settlement charge of approximately $22 million primarily related to lump sum payouts to certain terminated plan participants in the Upjohn sponsored pension plan in Puerto Rico, of which $14 million is related to payments to non-Upjohn participants (see Note 4).

•

For the nine months ended September 29, 2019––approximately $0.4 million expense, reflecting approximately $6 million of net periodic pension income (service cost component is for the Upjohn participants only) associated with plans sponsored by Upjohn and approximately $6 million of service cost associated with direct Upjohn employees participating in plans sponsored by Pfizer as well as an allocation of service cost that has been deemed attributable to Upjohn operations.

Postretirement expense/(income) associated with the U.S. and international locations is included in the condensed combined statements of income as follows:

•

For the nine months ended September 27, 2020––approximately $5 million of net periodic postretirement income (service cost component is for the Upjohn participants only) primarily associated with the postretirement plan sponsored by Upjohn.

•

For the nine months ended September 29, 2019––approximately $30 million of net periodic postretirement income (service cost component is for the Upjohn participants only) primarily associated with the postretirement plan sponsored by Upjohn. Included in net periodic postretirement income for the nine months ended September 29, 2019 are curtailment and settlement gains of approximately $25 million related to the elimination of coverage for certain non-Upjohn plan participants.

Net Periodic Benefit Costs/(Credits)––Upjohn Sponsored Plans

The following table provides the components of net periodic benefit cost/(credit) for the Upjohn sponsored pension and postretirement plans:

	Nine Months Ended
	Pension Plans		Postretirement Plan
(millions of dollars)	September 27, 2020	September 29, 2019	September 27, 2020	September 29, 2019
Service cost	$12	$6	$2	$2
Interest cost	26	32	5	8
Expected return on plan assets	(52)	(51)	—	—
Amortization of:
Actuarial (gains)/losses	13	10	(1)	—
Prior service credits	(3)	(3)	(11)	(15)
Curtailments	—	—	—	(19)
Settlements	22	—	—	(6)

Net periodic benefit cost/(credit) reported in Income	$17	$(6)	$(5)	$(30)

The following table provides the amounts contributed, and the amounts expected to be contributed during 2020, to the Upjohn sponsored pension and postretirement plans from general assets for the periods indicated:

(millions of dollars)	Pension Plans	Postretirement Plan
Contributions from our general assets for the nine months ended September 27, 2020	$26	$6
Expected contributions from our general assets during 2020(a)	32	10

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

(a)

Contributions expected to be made for 2020 are inclusive of amounts contributed during the nine months ended September 27, 2020. The contributions from general assets include direct employer benefit payments.

Note 13. Commitments and Contingencies

Upjohn is subject to numerous contingencies arising in the ordinary course of business, including but not limited to those discussed below. For a discussion of our tax contingencies, see Note 5B.

A. Legal Proceedings

Our non-tax contingencies can include, but are not limited to, the following:

•

Patent litigation, which typically involves challenges to the coverage and/or validity of patents on various products, processes or dosage forms. We are the plaintiff in many but not all of these actions. An adverse outcome in actions in which we are the plaintiff could result in loss of patent protection for a drug, a significant loss of revenues from that drug or impairment of the value of associated assets, and in some cases, liability where we are defendants for allegedly causing delay of generic entry.

•

Product liability and other product-related litigation, which can include personal injury, consumer, off-label promotion, antitrust and breach of contract claims, among others, often involves highly complex issues relating to medical causation, label warnings and reliance on those warnings, scientific evidence and findings, actual, provable injury and other matters.

•	Commercial and other matters, which can include product-pricing claims, environmental claims and proceedings and employee litigation, can involve complexities that will vary from matter to matter.

•	Government investigations, which can involve regulation by national, state and local government agencies in the U.S. and in other countries.

Certain of these contingencies could result in losses, including damages, fines and/or civil penalties, which could be substantial, and/or criminal charges.

We believe that our claims and defenses in these matters are substantial, but litigation is inherently unpredictable and excessive verdicts do occur. We could incur judgments, enter into settlements or revise our expectations regarding the outcome of certain matters, and such developments could have a material adverse effect on our results of operations in the period in which the amounts are accrued and/or our cash flows in the period in which the amounts are paid.

We have accrued for losses that are both probable and reasonably estimable. Substantially all of our contingencies are subject to significant uncertainties and, therefore, determining the likelihood of a loss and/or the measurement of any loss can be complex. Consequently, we are unable to estimate the range of reasonably possible loss in excess of amounts accrued. Our assessments are based on estimates and assumptions that have been deemed reasonable by management, but the assessment process relies heavily on estimates and assumptions that may prove to be incomplete or inaccurate, and unanticipated events and circumstances may occur that might cause us to change those estimates and assumptions.

Amounts recorded for legal and environmental contingencies can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions.

The principal pending matters to which we are a party are discussed below. In determining whether a pending matter is a principal matter, we consider both quantitative and qualitative factors in order to assess materiality, such as, among other things, the amount of damages and the nature of any other relief sought in the proceeding, if such damages and other relief are specified; our view of the merits of the claims and of the strength of our defenses; whether the action purports to be, or is, a class action and, if not certified, our view of the likelihood that a class will be certified by the court; the jurisdiction in which the proceeding is pending; whether related actions have been transferred to a multi-district litigation; any experience that we or, to our knowledge, other companies have had in similar proceedings; whether disclosure of the action would be important to a reader of our financial statements, including whether disclosure might change a reader’s judgment about our financial statements in light of all of the information that is available to the reader; the potential impact of the proceeding on our reputation; and the extent of public interest in the matter. In addition, with respect to patent matters in which we are the plaintiff, we consider, among other things, the financial significance of the product protected by the patent. As a result of considering qualitative factors in our determination of principal matters, there are some matters discussed below with respect to which management believes that the likelihood of possible loss in excess of amounts accrued is remote.

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

A1. Legal Proceedings––Patent Litigation

Like other pharmaceutical companies, we are involved in numerous suits relating to our patents, including but not limited to those discussed below. Most of the suits involve claims by generic drug manufacturers that patents covering our products, processes or dosage forms are invalid and/or do not cover the product of the generic drug manufacturer. Also, counterclaims, as well as various independent actions, have been filed alleging that our assertions of, or attempts to enforce, patent rights with respect to certain products constitute unfair competition and/or violations of antitrust laws. Patent rights to certain of our products are being challenged in various jurisdictions throughout the world. We are also party to patent damages suits in various jurisdictions pursuant to which generic drug manufacturers, payers, governments or other parties are seeking damages from us for allegedly causing delay of generic entry. We also may be involved in other proceedings, such as inter partes review, post-grant review, re-examination or opposition proceedings, before the U.S. Patent and Trademark Office, the European Patent Office, or other foreign counterparts relating to our intellectual property or the intellectual property rights of others. Also, if one of our patents is found to be invalid by such proceedings, generic or competitive products could be introduced into the market resulting in the erosion of sales of our existing products. We are also subject to patent litigation pursuant to which one or more third parties seeks damages and/or injunctive relief to compensate for alleged infringement of its patents by our commercial or other activities. If one of our marketed products is found to infringe valid patent rights of a third party, such third party may be awarded significant damages, or we may be prevented from further sales of that product. Such damages may be enhanced as much as three-fold in the event that we or one of our subsidiaries is found to have willfully infringed valid patent rights of a third party.

Lyrica

•	Canada

In June 2014, Pharmascience Inc. commenced an action against Pfizer Canada Inc., Warner-Lambert Company and Warner-Lambert Company LLC (the Pfizer Canada Defendants) seeking damages in connection with an earlier unsuccessful patent litigation brought by the Pfizer Canada Defendants involving pregabalin. The case is in the discovery phase and a trial date has been set for the first quarter of 2021.

•	Japan

In January 2017, Sawai Pharmaceutical Company Limited (a Japanese generic company) (Sawai) filed an invalidation action against the Lyrica pain use patent in the Japanese Patent Office (JPO). Hexal AG has filed a separate invalidation action that was stayed pending the result of the Sawai action. Multiple parties were allowed to intervene in the Sawai case. In July 2020, the JPO recognized the validity of certain amended claims of the patent covering Lyrica. We are appealing the decision. In August 2020, the Japanese regulatory authority granted regulatory approval to multiple generic companies and we filed legal actions against the generic companies seeking preliminary and permanent injunctions to prevent infringement of our patent.

•	United Kingdom

In June 2014, Generics (U.K.) Ltd (trading as Mylan) filed an invalidity action against the Lyrica pain use patent in the High Court of Justice in London. Subsequently, Actavis Group PTC ehf filed an invalidity action in the same court, and Pfizer sued for infringement against Actavis Group PTC ehf, Actavis U.K. Ltd and Caduceus Pharma Ltd (together, Actavis), in addition to requesting preliminary relief. Our request for preliminary relief was denied in a January 2015 hearing, and the denial subsequently was confirmed on appeal.

In February 2015, the National Health Service (NHS) England was ordered by the High Court, as an intermediary, to issue guidance for prescribers and pharmacists directing the prescription and dispensing of Lyrica by brand when pregabalin was prescribed for the treatment of neuropathic pain. NHS Wales and NHS Northern Ireland also issued prescribing guidance. The guidance to prescribe and dispense Lyrica for neuropathic pain was withdrawn upon patent expiration in July 2017.

We also filed infringement actions against (i) Teva UK Ltd, and (ii) Dr. Reddy’s Laboratories (UK) Ltd and Caduceus Pharma Ltd (together, Dr. Reddy’s) in February 2015, seeking the same relief as in the action against Actavis. Dr. Reddy’s filed an invalidity counterclaim. These actions were stayed pending the outcome of the Mylan and Actavis cases.

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

The Mylan and Actavis invalidity actions were heard in the High Court at the same time as the Actavis infringement action. The High Court ruled against us, holding that the asserted claims were either not infringed or invalid, and appeals followed. In November 2018, the U.K. Supreme Court ruled that all the relevant claims directed to neuropathic pain were invalid.

In October 2015, after Sandoz GmbH and Sandoz Ltd (together, Sandoz) launched a full label generic pregabalin product, we obtained from the High Court a preliminary injunction enjoining Sandoz from further sales of the product and ordering Sandoz to provide the identity of the parties holding its product. Sandoz identified wholesaler AAH Pharmaceuticals Ltd and pharmacy chain Lloyds Pharmacy Ltd (supplied by AAH), and we requested that these parties cease further sales and withdraw the Sandoz full label product. In October 2015, Lloyds was added to the Sandoz action, and we obtained a preliminary order from the High Court requiring Lloyds to advise its pharmacists that the Sandoz full label product should not be dispensed. In November 2015, the High Court confirmed the preliminary injunction against Sandoz and Lloyds. Sandoz filed an invalidity counterclaim. Upon agreement of the parties, in December 2015, the proceedings against Lloyds were discontinued, and the proceedings against Sandoz were stayed pending outcome of the Mylan and Actavis cases. The preliminary injunction against Sandoz remained in place until patent expiration in July 2017.

In May 2020, Dr. Reddy’s filed a claim for damages in connection with the above-referenced legal actions. In July 2020, the Scottish Ministers and fourteen Scottish Health Boards (together, NHS Scotland) filed a claim for damages in connection with the above-referenced legal action concerning Sandoz. In September 2020, Teva, Sandoz, Ranbaxy, Inc. (Ranbaxy), Actavis, and the Secretary of State for Health and Social Care, together with 32 other National Health Service entities (together, NHS England, Wales, and Northern Ireland) filed claims for damages in the above-referenced legal actions.

A2. Legal Proceedings—Product Litigation

Like other pharmaceutical companies, we are defendants in numerous cases, including but not limited to those discussed below, related to our products. Plaintiffs in these cases seek damages and other relief on various grounds for alleged personal injury and economic loss.

Effexor

Beginning in May 2011, actions, including purported class actions, were filed in various federal courts against Wyeth (a subsidiary of Pfizer) and, in certain of the actions, affiliates of Wyeth and certain other defendants relating to Effexor XR, which is the extended-release formulation of Effexor. The plaintiffs in each of the class actions seek to represent a class consisting of all persons in the U.S. and its territories who directly purchased, indirectly purchased or reimbursed patients for the purchase of Effexor XR or generic Effexor XR from any of the defendants from June 14, 2008 until the time the defendants’ allegedly unlawful conduct ceased. The plaintiffs in all of the actions allege delay in the launch of generic Effexor XR in the U.S. and its territories, in violation of federal antitrust laws and, in certain of the actions, the antitrust, consumer protection and various other laws of certain states, as the result of Wyeth fraudulently obtaining and improperly listing certain patents for Effexor XR in the Orange Book, enforcing certain patents for Effexor XR and entering into a litigation settlement agreement with a generic drug manufacturer with respect to Effexor XR. Each of the plaintiffs seeks treble damages (for itself in the individual actions or on behalf of the putative class in the purported class actions) for alleged price overcharges for Effexor XR or generic Effexor XR in the U.S. and its territories since June 14, 2008. All of these actions have been consolidated in the U.S. District Court for the District of New Jersey.

In October 2014, the District Court dismissed the direct purchaser plaintiffs’ claims based on the litigation settlement agreement, but declined to dismiss the other direct purchaser plaintiff claims. In January 2015, the District Court entered partial final judgments as to all settlement agreement claims, including those asserted by direct purchasers and end-payer plaintiffs, which plaintiffs appealed to the U.S. Court of Appeals for the Third Circuit. In August 2017, the U.S. Court of Appeals for the Third Circuit reversed the District Court’s decisions and remanded the claims to the District Court.

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

Lipitor

•	Antitrust Actions

Beginning in November 2011, purported class actions relating to Lipitor were filed in various federal courts against, among others, Pfizer, certain affiliates of Pfizer, and, in most of the actions, Ranbaxy, Inc. (Ranbaxy) and certain affiliates of Ranbaxy. The plaintiffs in these various actions seek to represent nationwide, multi-state or statewide classes consisting of persons or entities who directly purchased, indirectly purchased or reimbursed patients for the purchase of Lipitor (or, in certain of the actions, generic Lipitor) from any of the defendants from March 2010 until the cessation of the defendants’ allegedly unlawful conduct (the Class Period). The plaintiffs allege delay in the launch of generic Lipitor, in violation of federal antitrust laws and/or state antitrust, consumer protection and various other laws, resulting from (i) the 2008 agreement pursuant to which Pfizer and Ranbaxy settled certain patent litigation involving Lipitor, and Pfizer granted Ranbaxy a license to sell a generic version of Lipitor in various markets beginning on varying dates, and (ii) in certain of the actions, the procurement and/or enforcement of certain patents for Lipitor. Each of the actions seeks, among other things, treble damages on behalf of the putative class for alleged price overcharges for Lipitor (or, in certain of the actions, generic Lipitor) during the Class Period. In addition, individual actions have been filed against Pfizer, Ranbaxy and certain of their affiliates, among others, that assert claims and seek relief for the plaintiffs that are substantially similar to the claims asserted and the relief sought in the purported class actions described above. These various actions have been consolidated for pre-trial proceedings in a Multi-District Litigation (In re Lipitor Antitrust Litigation MDL-2332) in the U.S. District Court for the District of New Jersey.

In September 2013 and 2014, the District Court dismissed with prejudice the claims by direct purchasers. In October and November 2014, the District Court dismissed with prejudice the claims of all other Multi-District Litigation plaintiffs. All plaintiffs have appealed the District Court’s orders dismissing their claims with prejudice to the U.S. Court of Appeals for the Third Circuit. In addition, the direct purchaser class plaintiffs appealed the order denying their motion to amend the judgment and for leave to amend their complaint to the U.S. Court of Appeals for the Third Circuit. In August 2017, the U.S. Court of Appeals for the Third Circuit reversed the District Court’s decisions and remanded the claims to the District Court.

Also, in January 2013, the State of West Virginia filed an action in West Virginia state court against Pfizer and Ranbaxy, among others, that asserts claims and seeks relief on behalf of the State of West Virginia and residents of that state that are substantially similar to the claims asserted and the relief sought in the purported class actions described above.

•	Personal Injury Actions

A number of individual and multi-plaintiff lawsuits have been filed against us in various federal and state courts alleging that the plaintiffs developed type 2 diabetes purportedly as a result of the ingestion of Lipitor. Plaintiffs seek compensatory and punitive damages.

In February 2014, the federal actions were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Lipitor (Atorvastatin Calcium) Marketing, Sales Practices and Products Liability Litigation (No. II) MDL-2502) in the U.S. District Court for the District of South Carolina. Since 2016, certain cases in the Multi-District Litigation were remanded to certain state courts. In January 2017, the District Court granted our motion for summary judgment, dismissing substantially all of the remaining cases pending in the Multi-District Litigation. In January 2017, the plaintiffs appealed the District Court’s decision to the U.S. Court of Appeals for the Fourth Circuit. In June 2018, the U.S. Court of Appeals for the Fourth Circuit affirmed the District Court’s decision.

Viagra

Since April 2016, a Multi-District Litigation has been pending in the U.S. District Court for the Northern District of California (In Re: Viagra (Sildenafil Citrate) Products Liability Litigation, MDL-2691), in which plaintiffs allege that they developed melanoma and/or the exacerbation of melanoma purportedly as a result of the ingestion of Viagra. Additional cases filed against Eli Lilly and Company (Lilly) with respect to Cialis have also been consolidated in the Multi-District Litigation (In re: Viagra (Sildenafil Citrate) and Cialis (Tadalafil) Products Liability Litigation, MDL-2691). In January 2020, the District Court granted our and Lilly’s motion to exclude all of plaintiffs’ general causation opinions. As a result, in April 2020, the District Court entered summary judgment in favor of defendants and dismissed all of plaintiffs’ claims. In April 2020, plaintiffs filed a notice of appeal in the U.S. Court of Appeals for the Ninth Circuit.

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

A3. Legal Proceedings—Commercial and Other Matters

Contracts with Iraqi Ministry of Health

In October 2017, a number of United States service members, civilians, and their families brought a complaint in the U.S. District Court for the District of Columbia against a number of pharmaceutical and medical devices companies, including Pfizer and certain of its subsidiaries, alleging that the defendants violated the United States Anti-Terrorism Act. The complaint alleges that the defendants provided funding for terrorist organizations through their sales practices pursuant to pharmaceutical and medical device contracts with the Iraqi Ministry of Health, and seeks monetary relief. In July 2020, the District Court granted defendants’ motions to dismiss and dismissed all of plaintiffs’ claims. The plaintiffs are appealing the District Court’s decision.

A4. Legal Proceedings––Government Investigations

Like other pharmaceutical companies, we are subject to extensive regulation by government agencies in the U.S., other developed markets and multiple emerging markets in which we operate. Criminal charges, substantial fines and/or civil penalties, limitations on our ability to conduct business in applicable jurisdictions, corporate integrity or deferred prosecution agreements, as well as reputational harm and increased public interest in the matter could result from government investigations. In addition, in a qui tam lawsuit in which the government declines to intervene, the relator may still pursue a suit for the recovery of civil damages and penalties on behalf of the government. Among the investigations by government agencies are the matters discussed below.

Phenytoin Sodium Capsules

In 2012, Pfizer sold the U.K. Marketing Authorisation for phenytoin sodium capsules to a third party, but retained the right to supply the finished product to that third party. In May 2013, the U.K. Competition & Markets Authority (CMA) informed us that it had launched an investigation into the supply of phenytoin sodium capsules in the U.K. market. In August 2015, the CMA issued a Statement of Objections alleging that Pfizer and Pfizer Limited, a U.K. subsidiary, engaged in conduct that violates U.K. and EU antitrust laws. In December 2016, the CMA imposed a £84.2 million fine on Pfizer and Pfizer Limited. Pfizer appealed the CMA decision to The Competition Appeal Tribunal (the Tribunal) in February 2017. On June 7, 2018, the Tribunal overturned the CMA decision as well as the associated fine. The CMA appealed the judgment to the Court of Appeal. In March 2020, the Court of Appeal affirmed the Tribunal’s decision.

Greenstone Investigations

•	U.S. Department of Justice Antitrust Division Investigation

Since July 2017, the U.S. Department of Justice’s Antitrust Division has been investigating our Greenstone generics business. We believe this is related to an ongoing broader antitrust investigation of the generic pharmaceutical industry. The government has been obtaining information from Greenstone relating to this investigation.

•	State Attorneys General Generics Antitrust Litigation

In April 2018, Greenstone received requests for information from the Antitrust Department of the Connecticut Office of the Attorney General. In May 2019, Attorneys General of more than 40 states plus the District of Columbia and Puerto Rico filed a complaint against a number of pharmaceutical companies, including Greenstone and Pfizer. The matter has been consolidated with a Multi-District Litigation (In re: Generic Pharmaceuticals Pricing Antitrust Litigation MDL No. 2724) in the Eastern District of Pennsylvania. As to Greenstone and Pfizer, the complaint alleges anticompetitive conduct in violation of federal and state antitrust laws and state consumer protection laws. In June 2020, the State Attorneys General filed a new complaint against a large number of companies, including Greenstone and Pfizer, making similar allegations, but concerning a new set of drugs. This complaint was transferred to the Multi-District Litigation in July 2020.

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

B. Guarantees and Indemnifications

In the ordinary course of business and in connection with the sale of assets and businesses, we often indemnify our counterparties against certain liabilities that may arise in connection with the transaction or related to activities prior to or following the transaction. These indemnifications typically pertain to environmental, tax, employee and/or product-related matters and patent-infringement claims. If the indemnified party were to make a successful claim pursuant to the terms of the indemnification, we may be required to reimburse the loss. These indemnifications are generally subject to various restrictions and limitations. Historically, we have not paid significant amounts under these provisions and, as of September 27, 2020, recorded amounts for the estimated fair value of these indemnifications are not significant.

Note 14. Segment, Geographic and Revenue Information

A. Segment Information

We manage our commercial operations through three distinct business segments: Developed Markets; Greater China; and Emerging Markets. The operating segments are each led by a single manager. Each operating segment has responsibility for its commercial activities.

We regularly review our segments and the approach used by management to evaluate performance and allocate resources.

Operating Segments

•	Developed Markets consists of the U.S., Canada, Europe (including Eastern Europe), Russia and other former Soviet Union countries, Turkey, Israel, Japan, South Korea, Australia, and New Zealand.

•	Greater China consists of China, Hong Kong, Macau and Taiwan.

•	Emerging Markets consists of Asia (excluding Greater China, Japan and South Korea), Latin America, Africa, and the Middle East.

Our chief operating decision maker uses the revenues and earnings of the three operating segments, among other factors, for performance evaluation and resource allocation.

Other Costs and Business Activities

Certain costs are not allocated to our operating segment results, such as costs, if any, associated with the following:

•	RDM costs managed by the Upjohn R&D organization as well as costs managed by Pfizer’s R&D organization, primarily for safety and regulatory related activities.

•

Corporate and other unallocated costs associated with platform functions (such as digital, facilities, legal, finance, human resources, insurance, public affairs and procurement), patient advocacy activities and certain compensation and other corporate costs (such as interest income and expense, and gains and losses on investments, as well as overhead expenses associated with our manufacturing, which include manufacturing variances associated with production) and commercial operations that are not directly assessed to an operating segment (such as all strategy, business development, portfolio management and valuation capabilities, which previously had been reported in various parts of the organization) as business unit (segment) management does not manage these costs.

•

Certain transactions and events such as (i) purchase accounting adjustments, where we incur expenses associated with the amortization of fair value adjustments to inventory, intangible assets and property, plant and equipment; (ii) acquisition-related costs, where we incur costs for executing the transaction, integrating the acquired operations and restructuring the combined company; and (iii) certain significant items, which are substantive and/or unusual, and in some cases recurring, items (such as restructuring or legal charges) that are evaluated on an individual basis by management and that, either as a result of their nature or size, would not be expected to occur as part of our normal business on a regular basis. Such items can include, but are not limited to, non-acquisition-related restructuring costs, as well as costs incurred for legal settlements, asset impairments and disposals of assets or businesses, including, as applicable, any associated transition activities.

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

Segment Assets

We manage our assets on a total company basis, not by operating segment. Therefore, our chief operating decision maker does not regularly review any asset information by operating segment and, accordingly, we do not report asset information by operating segment. Total assets were approximately $28.0 billion as of September 27, 2020 and $16.4 billion as of December 31, 2019. The increase in total assets from December 31, 2019 is primarily due to the $11.4 billion of proceeds from the debt issuances completed in June 2020, which are included in Restricted short-term investments in the condensed combined balance sheet as of September 27, 2020 (see Notes 7A and 7C).

Selected Income Statement Information

The following table provides selected income statement information by reportable segment:

	Revenues		Earnings(a)
	Nine Months Ended		Nine Months Ended
(millions of dollars)	September 27, 2020	September 29, 2019	September 27, 2020	September 29, 2019
Reportable Segments:
Developed Markets	$3,309	$5,425	$2,035	$3,980
Greater China	1,463	1,873	1,105	1,384
Emerging Markets	734	789	479	514

Total reportable segments	5,506	8,087	3,619	5,878
Other business activities(b)	—	—	(164)	(175)
Reconciling Items:	—	—
Corporate and other unallocated(c)	—	—	(897)	(764)
Purchase accounting adjustments(c)	—	—	(107)	(109)
Certain significant items(c), (d)	—	—	(101)	(52)

	$5,506	8,087	$2,350	$4,778

(a)	Income before provision for taxes on income.
(b)

Other business activities include the (i) costs managed by the Upjohn R&D organization, primarily for existing brand innovation; and (ii) allocation of costs managed by Pfizer’s R&D organization, primarily for safety and regulatory related activities.

(c)	For a description, see the “Other Costs and Business Activities” section above.
(d)

Certain significant items are substantive and/or unusual, and in some cases recurring, items (such as restructuring or legal charges) that, either as a result of their nature or size, would not be expected to occur as part of our normal business on a regular basis.

For Earnings in the first nine months of 2020, certain significant items include: (i) restructuring charges and implementation costs associated with our cost-reduction/productivity initiatives that are not associated with an acquisition of $29 million (of which $20 million is direct)–see Note 3; and (ii) other charges of $72 million, which primarily includes, among other items, charges for certain legal matters of $59 million; a settlement charge of approximately $14 million related to lump sum payouts to certain terminated non-Upjohn plan participants in the Upjohn sponsored pension plan in Puerto Rico–see Note 12; and gains on investments allocated from Pfizer of $2 million–see Note 4.

For Earnings in the first nine months of 2019, certain significant items include: (i) restructuring charges and implementation costs associated with our cost-reduction/productivity initiatives that are not associated with an acquisition of $47 million (of which $23 million is direct)–see Note 3; and (ii) other miscellaneous net charges of $5 million.

The operating segment information does not purport to represent the revenues, costs and income before provision for taxes on income that each of our operating segments would have recorded had each segment operated as a standalone company during the periods presented.

B. Other Revenue Information

Revenues by Major Product and by Segment

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

The following table provides significant revenues by major product:

	Nine Months Ended
(millions of dollars)	September 27, 2020	September 29, 2019
Lipitor	$1,194	$1,512
Lyrica	1,045	2,880
Norvasc	593	737
Celebrex	421	529
Viagra	343	397
Effexor	246	241
Zoloft	233	215
Xalatan/Xalacom	189	200
Xanax	159	145
Revatio	67	126
Greenstone(a)	352	410
Other	665	696

Total revenues	$5,506	$8,087

(a)

Includes revenues of approximately $124 million in the first nine months of 2020 and $133 million in the first nine months of 2019 associated with the sale of generic medicines under a three-year license agreement entered into with Allergan in March 2016. In October 2018, the agreement was extended through December 2021. Under the agreement, on a quarterly basis, we make a profit-sharing payment to Allergan.

The following table provides significant revenues by major product by segment:

	Nine Months Ended September 27, 2020
(millions of dollars)	Developed Markets	Greater China	Emerging Markets	Total
Lipitor	$369	$668	$157	$1,194
Lyrica	908	49	88	1,045
Norvasc	197	301	94	593
Celebrex	219	131	71	421
Viagra	151	149	43	343
Effexor	193	29	24	246
Zoloft	126	59	47	233
Xalatan/Xalacom	148	9	31	189
Xanax	123	3	33	159
Revatio	55	8	3	67
Greenstone	352	—	—	352
Other	467	57	142	665

Total revenues	$3,309	$1,463	$734	$5,506

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

The following table provides significant revenues by major product by segment:

	Nine Months Ended September 29, 2019
(millions of dollars)	Developed Markets	Greater China	Emerging Markets	Total
Lipitor	$389	$956	$167	$1,512
Lyrica	2,722	52	105	2,880
Norvasc	226	423	88	737
Celebrex	307	130	91	529
Viagra	197	151	49	397
Effexor	182	33	26	241
Zoloft	117	54	44	215
Xalatan/Xalacom	157	8	35	200
Xanax	107	4	34	145
Revatio	116	6	4	126
Greenstone	410	—	—	410
Other	493	56	147	696

Total revenues	$5,425	$1,873	$789	$8,087

Note 15. Related Party Transactions

These condensed combined financial statements include related party transactions, such as sales to Pfizer, the costs of goods manufactured in manufacturing plants that were shared with other Pfizer business units and other operating activities between Pfizer and Upjohn.

Substantially all balances from transactions among Upjohn and Pfizer that are expected to be cash-settled, if any, are included, depending on the nature of the balance, in Other current assets, Other noncurrent assets, Other current liabilities and Other noncurrent liabilities in the condensed combined balance sheets. As of September 27, 2020 and December 31, 2019, included in Other current assets are related party receivables from Pfizer of $9 million and $4 million, respectively, related to an employee secondment agreement and related intercompany lease agreement at our Tuas, Singapore manufacturing site described below (see Note 10A). Included in Other noncurrent liabilities is a related party payable to Pfizer of $3 million as of September 27, 2020 and $1 million as of December 31, 2019 related to a transfer agreement for certain manufacturing assets (see Note 11B). All balances and transactions among Upjohn and Pfizer that are not cash-settled are shown as part of Business unit equity in the condensed combined balance sheets, for all periods presented, and represent the net of amounts settled without payment (to)/from Pfizer. Such amounts are reflected in the condensed combined statements of cash flows based on the cash flows made by Pfizer on behalf of Upjohn, with the offset reflected in Net financing activities with Pfizer in the financing section.

Pfizer uses a centralized approach to cash management and financing its operations. Prior to April 2020, during the periods covered by these condensed combined financial statements, excess cash receipts were remitted to Pfizer on a regular basis and are reflected within Business unit equity in the condensed combined financial statements. Similarly, Upjohn cash disbursements were predominantly funded through Pfizer’s cash accounts and are reflected within Business unit equity in the condensed combined financial statements. Beginning in April 2020, excess cash receipts in certain Upjohn Business locations are now predominantly remitted to the newly created ULMV and are reflected in Cash and cash equivalents in the condensed combined balance sheet as of September 27, 2020.

Historically, Pfizer has provided significant corporate, manufacturing and shared services functions and resources to us. Our condensed combined financial statements reflect an allocation of these costs (see Note 1B). Management believes that these allocations are a reasonable reflection of the services received. However, these allocations may not reflect the expenses that would have been incurred if we had operated as an independent standalone company during the periods presented.

Pfizer and Viatris (see Note 1A) entered into certain additional agreements that will govern certain arrangements between them following the consummation of the Transaction relating to, among other things, tax matters, employee matters, intellectual property matters, transition services and manufacturing and supply arrangements. Such agreements generally became effective upon the consummation of the combination of Upjohn and Mylan.

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

Intercompany Leases and Agreement with Pfizer––Effective May 27, 2019, Upjohn entered into operating leases with a subsidiary of Pfizer (lessee) to lease its manufacturing plant and equipment in Singapore to Pfizer. The leases were originally for five years but the lessee may terminate or extend the term upon agreement without penalty. On July 2, 2020, Pfizer extended the leases for an additional two years. The lease payment includes variable payments for property tax and plant insurance. The residual value of the underlying assets was calculated using the depreciation and book value included in the lease contract terms. To manage the risk of the residual assets, plant insurance is included in the lease payments.

We had the following lease income related to these operating leases with Pfizer, which is included in Other (income)/deductions—net (see Note 4):

	Nine Months Ended
(millions of dollars)	September 27, 2020	September 29, 2019
Buildings	$10	$3
Machinery and equipment	25	8

Total lease income from Pfizer	$35	$11

The carrying value associated with the leased assets was $288 million as of September 27, 2020 inclusive of accumulated depreciation of $382 million. The carrying value associated with the leased assets was $308 million as of December 31, 2019 inclusive of accumulated depreciation of $360 million.

The undiscounted cash flows we expect to receive from Pfizer under these operating leases are as follows:

(millions of dollars)
Period	Expected Undiscounted Cash Inflows
Next one year(a)	$45
1-2 years	45
2-3 years	45
3-4 years	45
4-5 years	45
5-6 years	34

Total lease payments	$260

(a)	Reflects lease payments due within 12 months subsequent to the September 27, 2020 balance sheet date.

Also, in connection with the property and equipment lease agreements in Singapore, Pfizer and Upjohn entered into an employee secondment agreement whereby certain Upjohn employees carry out the Pfizer manufacturing operations at the leased site, and in return Pfizer reimburses Upjohn for the costs, primarily salaries, of those employees (see above for the receivable due from Pfizer related to this agreement). The service agreement was originally for a term of five years but, subject to the terms of the agreement, can be terminated or extended upon agreement without penalty. On July 2, 2020, Pfizer extended the service agreement for an additional two years.

Net Transfers—Pfizer––Net transfers (to)/from Pfizer are included within Total Equity.

The components of Net transfers—Pfizer in the condensed combined statements of equity are as follows:

	Nine Months Ended
(millions of dollars)	September 27, 2020	September 29, 2019
Centralized cash management(a)	$(2,806)	$(5,171)
Pfizer cost allocations(b)	584	712
Cash taxes paid(c)	519	899
Defined benefit plans transferred from Pfizer(d)	(2)	(33)

Net transfers—Pfizer(e)	$(1,704)	$(3,593)

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

(a)

Includes net cash remitted to Pfizer under Pfizer’s centralized cash management system. The Upjohn Business participated in Pfizer’s centralized cash management system and prior to April 2020, generally all excess cash was transferred to Pfizer on a daily basis. Beginning in April 2020, excess cash receipts in certain Upjohn Business locations were predominantly remitted to the ULMV and are reflected in Cash and cash equivalents in the condensed combined balance sheet as of September 27, 2020. Cash disbursements for operations and/or investing activities were predominantly funded as needed by Pfizer and the ULMV.

(b)	Reflects allocations of costs for certain support functions that were provided to Upjohn on a centralized basis within Pfizer (see Note 1B).
(c)	Includes taxes deemed paid by Pfizer on behalf of Upjohn, which were derived as if Upjohn filed a tax return separate from Pfizer in the various jurisdictions where it does business.
(d)	Represents newly formed Upjohn defined benefit plans for participants who previously participated in defined benefit plans sponsored by Pfizer (see Note 12).
(e)	As presented in the condensed combined statements of equity for the nine months ended September 27, 2020 and September 29, 2019.

Note 16. Subsequent Events

On November 16, 2020, Pfizer completed the transaction under the previously disclosed Transaction contemplated by (i) the Business Combination Agreement, dated as of July 29, 2019, as amended (the Business Combination Agreement), by and among Pfizer, Viatris Inc., formerly known as Upjohn Inc. (Viatris), Utah Acquisition Sub Inc., a wholly owned subsidiary of Viatris, Mylan, Mylan I B.V., a wholly owned subsidiary of Mylan (Mylan Newco), and Mylan II B.V., a wholly owned subsidiary of Mylan Newco; and (ii) the Separation and Distribution Agreement, dated as of July 29, 2019, as amended (the Separation and Distribution Agreement), by and between Pfizer and Viatris. Specifically, (1) Pfizer contributed the Upjohn Business to Viatris, so that the Upjohn Business was separated from the remainder of Pfizer’s businesses (the Separation), (2) following the Separation, Pfizer distributed, on a pro rata basis (based on the number of shares of Pfizer common stock held by holders of Pfizer common stock as of the record date of November 13, 2020), all of the shares of Viatris common stock held by Pfizer to Pfizer stockholders as of the record date (the Distribution); and (3) immediately after the Distribution, the Upjohn Business combined with Mylan in a series of transactions in which Mylan shareholders received one share of Viatris common stock for each Mylan ordinary share held by such shareholder, subject to any applicable withholding taxes (the Combination). Prior to the Distribution, Viatris made a cash payment to Pfizer equal to $12 billion as partial consideration for the contribution of the Upjohn Business from Pfizer to Viatris. As of the closing of the Combination, Pfizer stockholders owned approximately 57% of the outstanding shares of Viatris common stock, and Mylan shareholders owned approximately 43% of the outstanding shares of Viatris common stock, in each case on a fully diluted, as-converted and as-exercised basis. The Transaction is generally expected to be tax free to Pfizer and Pfizer stockholders. Beginning November 16, 2020, Viatris operates both the Upjohn Business and Mylan as an independent publicly traded company, which is traded under the symbol “VTRS” on the NASDAQ. As a condition of approval of the combination of the Upjohn Business and Mylan, certain products immaterial to the Upjohn Business in the U.S., Australia and New Zealand were required by regulatory authorities to be divested, with such divestments occurring in November 2020.

On December 7, 2020, Viatris and Astellas Pharma Inc. (Astellas) announced that the two companies have agreed to end the joint sales promotion (co-promotion) of the non-steroidal anti-inflammatory and analgesic Celecox® Tablets 100mg, 200mg (generic name: celecoxib, “Celecox”; global product name: Celebrex) manufactured and sold by Astellas and co-promoted by both companies in Japan on December 31, 2020. In accordance with this agreement, Celecox promotion, which to date has been carried out jointly by both companies, will be conducted solely by Viatris as of January 1, 2021. Astellas will continue its distribution until the termination of the agreement on July 31, 2021, after which time Viatris will be the Marketing Authorization Holder of Celecox.

On December 21, 2020, Pfizer and Viatris completed the termination of the Mylan-Japan collaboration. In connection with the termination of the collaboration, Pfizer transferred related inventories to Viatris. Pfizer and Viatris entered into certain commercialization and supply agreements that became effective upon the termination of the collaboration.

Upjohn has evaluated subsequent events from the balance sheet date through December 23, 2020, the date at which the financial statements were available to be issued and determined that there are no other items to disclose.